UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒Definitive Proxy Statement

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☐Soliciting Material under §240.14a-12

Summit Midstream Partners, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2022

Dear Fellow Summit Investors,

As we invite you to attend our virtual 2022 Annual Meeting, we thank you for your investment in Summit Midstream Partners and are pleased to provide you with a brief update on the Partnership.

2021 was an important year in which we achieved several critical milestones:

•Refinancing our 2022 Maturities. The recent closing of the $400 million ABL Revolver and $700 million of secured bonds in November 2021 provides a new multi-year runway to continue harvesting substantial free cash flow from the business, reducing debt and further unlocking value across Summit’s capital structure. These new financings provide ample liquidity and financial flexibility over the next several years to continue our focus on strengthening the balance sheet, optimizing the base business and pursuing value-enhancing growth opportunities.

•Completing the Double E Pipeline. Also in November 2021, we completed construction and placed into commercial operations the Double E Pipeline, a very important new pipeline system for the northern Delaware Basin. With initial capacity to transport an incremental 1.35 Bcf/d of natural gas from growing production in Eddy and Lea counties, New Mexico to multiple Gulf Coast oriented pipelines originating out of Waha, Texas, the pipeline is anchored by 1.0 Bcf/d of long-term take-or-pay contracts from some of the largest producers in the Permian Basin. Through a highly efficient expansion, we can increase the capacity to 2.0 Bcf/d to meet market need as production continues to increase in the region. Our team delivered the project on time, below budget and with an outstanding safety, environmental and compliance record. We expect Double E to be a significant growth catalyst for Summit as our initial 1.0 Bcf/d of sculpted take-or-pay contracts ramp up between 2022 and 2024 and as we secure new contracts from Northern Delaware customers that need incremental gas takeaway capacity.

•Resolving the 2015 Blacktail Investigations. In August 2021, we announced agreements with federal and state governments that resolve environmental claims from the discovery in 2015 of a release of produced water from the Meadowlark Midstream system in North Dakota. Those agreements have been approved by the federal district court in Bismarck, and we continue working to fully remediate the environmental impacts to the site and maintain the preventative system improvements, including state-of-the-art leak detection technology, centralized control room monitoring and alarm systems, and significant changes to our company-wide operating practices and procedures.

•Continued Simplification of our Capital Structure. In 2021, we initiated two exchange offers to simplify our capital structure that ultimately reduced the face value of our Series A Preferred Equity to a level below $100 million, which allows us to issue or assume a separate class of parity preferred equity and enhances our strategic and financial flexibility to pursue long-term value-enhancing opportunities. Since the GP Buy-In Transaction in mid-2020, and excluding our Double E Pipeline financing initiatives, we have reduced our fixed capital obligations by $666 million through a combination of repurchases, exchanges, tender offers, a consensual restructuring and debt reduction.

I am proud of the way our employees and our company rose to meet these challenges. The Summit team is also very pleased to have welcomed Rommel M. Oates to our general partner’s Board of Directors in February. Rommel has an extensive background in clean energy technology and brings a unique perspective to the Board, which will be valuable as we continue to refine our ESG approach, increase engagement in energy transition initiatives and develop our inaugural sustainability report, which we expect to publish later this year. Six of our seven Board members are independent, bringing a diverse set of expertise and experience to their oversight of the Partnership’s business. The Board is committed to our continued focus this year on maximizing free cash flow, reducing debt and providing safe, efficient and reliable operations for our customers and a positive and safe work environment for our employees.

At this year’s meeting, you will be asked to (1) elect two Class I directors to the Board, (2) approve the Partnership’s 2022 Long-Term Incentive Plan, (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022, (4) approve an advisory resolution on our executive compensation and (5) cast an advisory vote on the frequency of future advisory votes on executive compensation. The Board unanimously recommends that you approve each of these proposals. Please read our proxy statement for further details about the proposals.

On or about March 31, 2022, we are sending limited partners who are holders of record at the close of business on March 21, 2022 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

Your vote is important to us and our business. Except for the proposal on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022, your broker cannot vote your common units on your behalf until it receives your voting instructions. Whether or not you plan to attend the 2022 Annual Meeting, please submit your proxy with voting instructions as soon as possible. You may submit your proxy over the Internet or by mail. To vote your common units electronically during the virtual 2022 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

We appreciate your investment in the Partnership and look forward to your participation at the 2022 Annual Meeting in May.

Sincerely,

J. Heath Deneke
Chairman of the Board, President
and Chief Executive Officer of
Summit Midstream GP, LLC

NOTICE OF 2022 ANNUAL MEETING OF LIMITED PARTNERS

Date and Time:	May 10, 2022 at 2:00 p.m. Central Time
Place:

Our 2022 Annual Meeting of Limited Partners (the “2022 Annual Meeting”) will be held virtually via live webcast at https://web.lumiagm.com/275506380 (password: summit2022). You will not be able to attend the 2022 Annual Meeting in person.

Participation:

Please see “Questions and Answers about the 2022 Annual Meeting” on page 2 for more information about attending the 2022 Annual Meeting, voting your common units representing limited partner interests in Summit Midstream Partners, LP (the “common units”) and submitting questions during the 2022 Annual Meeting.

Agenda:

(1)To elect two Class I directors to serve until our annual meeting of limited partners to be held in 2025 or until their successors are elected and have been qualified;

(2)To approve the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan;

(3)To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;

(4)To approve an advisory resolution on executive compensation;

(5)To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

(6)To transact any other business properly brought before the meeting or any adjournments thereof.

Record Date:

Only limited partners of Summit Midstream Partners, LP who are holders of record of our outstanding (as defined in our partnership agreement) common units, as of the close of business on March 21, 2022, are entitled to vote at the 2022 Annual Meeting.

Voting:

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2022 Annual Meeting, please submit your proxy with voting instructions as soon as possible.

•If you are a limited partner who is a holder of record, you may submit your proxy over the Internet or by mail as described on the proxy card.

•If you hold your common units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your common units are voted.

Submitting your proxy will not prevent you from attending the 2022 Annual Meeting and voting during the 2022 Annual Meeting.

On or about March 31, 2022, we are sending limited partners who are holders of record at the close of business on March 21, 2022 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

By order of the Board of Directors,

James D. Johnston
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary of
Summit Midstream GP, LLC

Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

March 31, 2022

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Limited Partners to be Held on May 10, 2022:

Our proxy statement and our Annual Report on Form 10-K for the year ended
December 31, 2021 are available at www.astproxyportal.com/ast/23805.

SUMMIT MIDSTREAM PARTNERS, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

PROXY STATEMENT
2022 ANNUAL MEETING OF LIMITED PARTNERS
May 10, 2022

INFORMATION ABOUT SUMMIT MIDSTREAM PARTNERS, LP

About SMLP

Summit Midstream Partners, LP, a Delaware limited partnership (including its subsidiaries, collectively, “we,” “our,” “us,” “SMLP,” or “the Partnership”), is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. Our common units representing limited partner interests in the Partnership (the “common units”) are listed and traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SMLP.”

The Partnership was formed in May 2012. The Partnership’s executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and can be reached by phone at (832) 413-4770. The Partnership also maintains regional field offices in close proximity to our areas of operation to support the operation and development of our midstream assets.

In May 2020, the Partnership completed a transaction (the “GP Buy-In Transaction”) pursuant to which the Partnership acquired Summit Midstream Partners, LLC (“Summit Investments”), the privately-held parent company of Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”). As a result of the GP Buy-In Transaction, the Partnership indirectly owns the General Partner, and the General Partner’s Board of Directors (the “Board”) is comprised of a majority of independent directors. The Partnership’s Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides limited partners of the Partnership who are holders of its outstanding (as defined herein) common units with voting rights in the election of the members of the Board on a staggered basis beginning in 2022.

Our Business Strategies

We operate a differentiated midstream platform that is built for long-term, sustainable value creation. Our integrated assets are strategically located in production basins including the Williston Basin, DJ Basin, Utica Shale, Marcellus Shale, Barnett Shale, Piceance Basin and Permian Basin. Our primary business objective is to maximize cash flow and provide cash flow stability for our stakeholders while growing prudently and profitably. We intend to accomplish this objective by executing the following strategies:

•capital structure optimization;

•portfolio management;

•maintaining our focus on fee-based revenue with minimal direct commodity price exposure;

•maintaining strong producer relationships to maximize utilization of all of our midstream assets;

•continuing to prioritize safe, sustainable and reliable operations; and

•increasing engagement in energy transition initiatives.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING

Q1:Why am I receiving these materials?

A:On or about March 31, 2022, we are sending Unitholders (as defined herein) a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

We are providing these materials in connection with the solicitation by the Board of proxies to be voted at our 2022 Annual Meeting of Limited Partners (the “2022 Annual Meeting”) and any adjournments thereof. We will hold the 2022 Annual Meeting on May 10, 2022 at 2:00 p.m. Central Time via live webcast at https://web.lumiagm.com/275506380 (password: summit2022).

Q2:Who is soliciting my proxy?

A:The Board is sending you these materials in connection with its solicitation of proxies for use at the 2022 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (our proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.

Q3:Who is entitled to attend and vote at the 2022 Annual Meeting?

A:Limited partners of the Partnership who are holders of record of our outstanding common units (the “Voting Units”) at the close of business on March 21, 2022 (the “Unitholders”) are entitled to attend and vote on the matters presented at the 2022 Annual Meeting. The Unitholders will vote together as a single class and are entitled to one vote for each common unit held on the March 21, 2022 record date. On March 21, 2022, 10,155,874 common units were outstanding.

Q4:Which common units are considered “outstanding”?

A:“Outstanding” means, with respect to common units, all common units that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if any person or group, other than the General Partner and its affiliates, acquires beneficial ownership of 20% or more of outstanding common units, the common units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights with respect to the 2022 Annual Meeting. This loss of voting rights does not apply to persons who acquired such common units from affiliates of the Partnership, their transferees and persons who acquired such common units with the prior approval of the Board.

In addition, any common units held by the Partnership or a subsidiary of the Partnership are not considered outstanding with respect to voting under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such common units would then be considered outstanding with respect to voting.

Q5:How do I participate in the virtual 2022 Annual Meeting?

A:The 2022 Annual Meeting will be held via live webcast. You will be able to attend the 2022 Annual Meeting, vote your common units and submit your questions during the meeting by visiting https://web.lumiagm.com/275506380 and entering the password (summit2022) and your control number found on your proxy card or voting instruction form.

Questions may be submitted during the 2022 Annual Meeting through https://web.lumiagm.com/275506380. Your questions must be confined to matters properly before the 2022 Annual Meeting and of general concern regarding the Partnership.

The 2022 Annual Meeting will begin at 2:00 p.m. Central Time. We encourage you to access the 2022 Annual Meeting before it begins. Online check-in will start approximately 60 minutes before the start of the meeting on May 10, 2022. If you have difficulty accessing or participating in the Annual Meeting, please visit https://www.lumiglobal.com/faq for help and support.

Other interested parties may listen to the 2022 Annual Meeting by visiting https://web.lumiagm.com/275506380 and logging in as a guest. Guests will be able to hear the 2022 Annual Meeting but will not be able to vote or ask a question during the meeting.

Q6:What constitutes a quorum to conduct business at the 2022 Annual Meeting?

A:Holders representing a majority of our outstanding common units (including outstanding common units deemed owned by the General Partner), present in person (virtually) or by properly submitted proxy, will constitute a quorum.

Your common units will be counted as present at the 2022 Annual Meeting if:

• you are present in person (virtually) at the meeting; or

• you have submitted a proxy over the Internet or by mail.

Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.

Q7:If my common units are held in street name by my broker or other nominee, will my broker or other nominee vote my common units?

A:If you own common units through a broker or other nominee, then your common units are held in that broker’s or nominee’s name and you are considered the beneficial owner of common units held in street name.

If a broker does not receive specific voting instructions from the beneficial owner, NYSE rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a “broker non-vote” for such proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. If a non-routine proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.

The election of two Class I directors (Proposal No. 1), the approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (Proposal No. 2), the approval of the advisory resolution on executive compensation (Proposal No. 4) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5) are considered non-routine under applicable NYSE rules. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022 (Proposal No. 3) is a matter considered routine under applicable NYSE rules.

Q8:How do I vote my common units?

A:You may submit your proxy over the Internet or by mail. If you submit your proxy over the Internet or by returning a signed proxy card by mail, your common units will be voted as you indicate. If you sign your proxy card without indicating your vote, your common units will be voted in accordance with the recommendations of the Board.

To vote your common units electronically during the virtual 2022 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

Q9:What vote is required for each proposal and what is the recommendation of the Board?

A:The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2022 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by the Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal

Proposal No. 2: Approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan	FOR approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Proposal No. 3: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of Deloitte & Touche LLP for 2022	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Voted at broker’s discretion; broker non-votes are not expected but common units not voted have the same effect as a vote against this proposal

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 4: Approval of the Advisory Resolution on Executive Compensation(1)	FOR approval of the Advisory Resolution on Executive Compensation	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Proposal No. 5: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation(1)	FOR holding the advisory vote to approve the advisory resolution on executive compensation every “ONE YEAR”

Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting.

However, because this proposal has three possible substantive options (every one year, two years or three years), if no option receives the affirmative vote of a majority of the Voting Units entitled to vote at the meeting, we will consider Unitholders to have “approved” the option receiving the greatest number of votes.

			Same effect as a vote against each of the three possible options to this proposal	Same effect as a vote against each of the three possible options to this proposal

(1)As advisory votes, the results of the vote on the advisory resolution on executive compensation and the frequency of future advisory votes on executive compensation are not binding on the Partnership, the Compensation Committee or the Board, whether or not the proposals are passed under the standards described above.

Q10:Can I change my vote after I have voted by proxy?

A:You may revoke a proxy at any time before voting is closed at the 2022 Annual Meeting by:

•submitting a written revocation to the Secretary of the General Partner at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Secretary of the General Partner by 11:59 p.m. Eastern Time on May 9, 2022);

•submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on May 9, 2022);

•submitting your valid proxy over the Internet by 11:59 p.m. Eastern Time on May 9, 2022; or

•voting during the 2022 Annual Meeting, as described in Q8 above.

If instructions to the contrary are not given, your common units will be voted as indicated on the proxy and your presence without voting during the 2022 Annual Meeting will not revoke your proxy.

Q11:What should I do if I receive more than one set of voting materials for the 2022 Annual Meeting?

A:You may receive more than one set of voting materials for the 2022 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold common units in more than one brokerage account, you will receive voting materials for each account; further, if you hold common units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q12:Who is paying the expense of soliciting proxies?

A:We pay the cost of soliciting proxies and holding the 2022 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our, and our affiliates’, directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our common units, and we will reimburse them for any reasonable expenses that they incur.

Q13:Who do I contact if I have further questions about voting or the 2022 Annual Meeting?

A:You may contact our Investor Relations department at IR@summitmidstream.com or Morrow Sodali LLC at:

Morrow Sodali LLC
509 Madison Avenue, 12th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: SMLP@info.morrowsodali.com

CORPORATE GOVERNANCE

Board Leadership and Governance

The Partnership is managed by the directors and executive officers of the General Partner, a wholly owned subsidiary of the Partnership as of December 31, 2021. The General Partner became a wholly owned subsidiary of the Partnership in May 2020 as a result of the GP Buy-In Transaction. The directors and officers of the General Partner perform all of our management functions, and we do not have directors or officers. However, for simplicity’s sake, in this proxy statement, we refer to the directors of the General Partner as our directors or our Board, and we refer to the officers of the General Partner as our officers.

Directors are appointed for a term of three years and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the Board.

In connection with the GP Buy-In Transaction, the Partnership amended its Partnership Agreement to, among other things, provide its limited partners who are holders of its outstanding common units with voting rights in the election of the members of the Board on a staggered basis beginning in 2022. The Board is divided into three classes of directors. Two Class I directors will serve for an initial term that expires at the 2022 Annual Meeting, two Class II directors will serve for an initial term that expires at our annual meeting of limited partners to be held in 2023 (the “2023 Annual Meeting”), and two Class III directors will serve for an initial term that expires at our annual meeting of limited partners to be held in 2024 (the “2024 Annual Meeting”). J. Heath Deneke, President and Chief Executive Officer (the “Chief Executive Officer” or “CEO”) of the General Partner, serves as Chairman of the Board and will not be subject to public election.

The Board is led by the Chairman of the Board. The Board does not have a policy regarding whether the roles of the Chief Executive Officer and the Chairman of the Board should be separate. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Partnership for the Board to make a determination on the matter when it elects a new Chief Executive Officer or at other times consideration is warranted by circumstances. Our Corporate Governance Guidelines provide for the selection of an independent director to serve as “Lead Director” if the positions of Chief Executive Officer and Chairman of the Board are combined. Effective January 1, 2022, the Board appointed Mr. James J. Cleary as the Lead Director to preside over any executive sessions at which the Chairman of the Board is not present and to serve as a liaison between the Board and stakeholders on investor matters.

The Board conducts its business through meetings of the Board and its committees. The Board has an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, and may have such other committees as the Board shall determine from time to time.

The table below shows the current membership and chair of the Board and each standing committee of the Board, the director selected to serve as Lead Director of the Board, the class to which each director belongs, the independence determinations made by the Board with respect to each director and the number of Board and committee meetings held during 2021. Each member of the Board attended all of the quarterly meetings of the Board and his or her Board committees held during the period in which he or she was a member during 2021. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees held during the period in which he or she was a member during 2021. All of the Board members are invited to attend the 2022 Annual Meeting, which is our first annual meeting of limited partners.

Name	Board of Directors	Class	Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee	Independent Director
James J. Cleary	Lead Director	Class III		Member	Member	Yes
J. Heath Deneke	Chair					No
Lee Jacobe	Member	Class I	Member	Chair		Yes
Robert J. McNally	Member	Class II	Member			Yes
Rommel M. Oates	Member	Class III			Member	Yes
Jerry L. Peters	Member	Class I	Chair		Member	Yes
Marguerite Woung-Chapman	Member	Class II		Member	Chair	Yes
Number of 2021 Meetings	16		4	4	4

Director Independence

The Board includes one member of management, Mr. Deneke, President and Chief Executive Officer of the General Partner, and six non-management directors. As a limited partnership, SMLP is not required by the NYSE to have a majority of independent directors. However, the Partnership Agreement and the Corporate Governance Guidelines require that each Board member, other than the then-

serving President or Chief Executive Officer of the General Partner, meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder and by the NYSE. Under rules adopted by the NYSE, no Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In addition, the NYSE listing standards contain a list of several specific relationships that preclude independence. Furthermore, pursuant to the SEC independence standards for directors who serve on an audit committee of a board of directors, Board members may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Partnership or any subsidiary, other than payments for Board service and the receipt of fixed amounts of compensation, including deferred compensation, under a retirement plan for prior service with the Partnership, provided that such compensation is not contingent in any way on continued service; or (ii) be an “affiliated” person (as defined in Exchange Act Rule 10A-3) of the Partnership or any subsidiary.

As illustrated in the table above, the Board has determined that all of its six current non-management directors meet these applicable independence standards.

Each of the current members of the Audit, Compensation and Nominating, Governance and Sustainability Committees have been determined to be independent under the applicable NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”) and the Corporate Governance Guidelines. For further information about the committees, see “—Committees of the Board.”

Committees of the Board

Audit Committee

Mr. Jacobe, Mr. McNally and Mr. Peters serve as the members of the Audit Committee, with Mr. Peters serving as the chair of the committee. Mr. Peters qualifies as an audit committee financial expert within the meaning of the regulations of the SEC. All members of the Audit Committee are financially literate, in accordance with NYSE rules.

The Audit Committee assists the Board in its oversight of the integrity of the Partnership’s financial statements and its compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Partnership’s independent registered public accounting firm, approve all auditing services and related fees and the terms thereof and pre-approve any non-audit services to be rendered by the Partnership’s independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of the Partnership’s independent registered public accounting firm. The Audit Committee also discusses the Partnership’s major risk exposures with management, including those related to financial reporting and disclosure and cybersecurity, along with steps taken by management to monitor and control such exposures. The Partnership’s independent registered public accounting firm has unrestricted access to the Audit Committee.

The Audit Committee has adopted an Audit Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee

Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman serve as the members of the Compensation Committee, with Mr. Jacobe serving as the chair of the committee. The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s executive compensation policies and incentive plans. The Compensation Committee also makes recommendations to the Board regarding the compensation of the Partnership’s outside directors. The Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee has adopted a Compensation Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Nominating, Governance and Sustainability Committee

Mr. Cleary, Mr. Oates, Mr. Peters and Ms. Woung-Chapman serve as the members of the Nominating, Governance and Sustainability Committee, with Ms. Woung-Chapman serving as the chair of the committee. The Nominating, Governance and Sustainability Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, assists the Board in selection of director nominees, oversees corporate governance principles, oversees the Partnership’s environmental, social and governance (“ESG”) matters and oversees the evaluation of the Board and management.

The Nominating, Governance and Sustainability Committee has adopted a Nominating, Governance and Sustainability Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman. During 2021, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Partnership served.

Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from SMLP.

The Chief Executive Officer participated in his capacity as a director in the deliberations of the Board concerning named executive officer compensation and made recommendations to the Compensation Committee regarding named executive officer compensation but abstained from any decisions regarding his compensation.

Risk Oversight

The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as sustainability. The Board also receives detailed reports from management at least annually regarding specific topics, such as cybersecurity, with at least quarterly updates provided by the President and Chief Executive Officer of the General Partner regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.

Each committee of the Board also reports to the Board on a regular basis, including as appropriate with respect to each committee’s risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of SMLP’s financial statements and compliance with legal and regulatory requirements. The Audit Committee also reviews and assesses the performance of SMLP’s internal audit function and its independent auditors. The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure and also oversees executive succession planning. The Nominating, Governance and Sustainability Committee oversees risks related to corporate governance, such as director independence, the effectiveness of the Board and committees and director nominations, and oversees SMLP’s ESG matters and the sustainability report to be published by SMLP. We believe that the Board’s role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts.

Governance Documents

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth the Partnership’s policy with respect to business ethics and conflicts of interest. The Code of Business Conduct and Ethics is intended to ensure that the employees, officers and directors of the Partnership and its General Partner conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. It applies to the employees, officers and directors of the Partnership and its General Partner, including the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”). The Code of Business Conduct and Ethics also incorporates expectations of the Senior Financial Officers that enable the Partnership to provide accurate and timely disclosure in its filings with the SEC and other public communications. We will post information regarding any amendments to, or waivers of, the provisions of the Code of Business Conduct and Ethics applicable to the Senior Financial Officers at the website location referred to under “—Website Availability of Documents.”

Corporate Governance Guidelines

The Partnership’s Corporate Governance Guidelines provide guidelines for the governance of the Partnership. These guidelines establish, among other things, the requirements for the composition of the Board and the committees of the Board, the responsibilities of Board members and the requirements for meetings of the Board. The Corporate Governance Guidelines specifically provide, among other things, that (i) the independent members of the Board will select an independent director to serve as Lead Director to preside over any executive sessions at which the Chairman of the Board is not present, and (ii) interested parties may communicate directly with the General Partner’s independent Board members as set forth under “—Communications with the Board.”

Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units

We have established policies prohibiting our officers, directors and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All transactions in our securities by our directors, officers and certain employees must be precleared by the Chief Compliance Officer. Additionally, our directors, officers and certain employees are prohibited from trading in our securities for the period beginning one week before the end of any fiscal quarter of SMLP and ending two days after the public release of earnings data for such fiscal quarter. Our policies also call for our directors, officers and certain employees to avoid participating in transactions involving trading activities that, by their aggressive or speculative nature, may give rise to an appearance of impropriety.

Website Availability of Documents

The following documents are publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com:

•Audit Committee Charter

•Compensation Committee Charter

•Nominating, Governance and Sustainability Committee Charter

•Code of Business Conduct and Ethics

•Corporate Governance Guidelines

•Insider Trading Policy

•Whistleblower Policy

A printed copy of any of these documents is also available free of charge on written request to the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

Director Candidates

In selecting members of the Board, the Nominating, Governance and Sustainability Committee’s recommendation and the Board’s decisions take into account, in addition to the independence criteria:

•Personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•Current knowledge and contacts in the communities in which the Partnership does business and in the Partnership’s industry or other industries relevant to the Partnership’s business;

•Ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•The fit of the individual’s skills and personality, including with those of other Board members and potential Board members, to build a Board that is effective, collegial and responsive to the needs of the Partnership;

•Diversity of viewpoints, background, experience and other demographics as compared to those of other Board members and potential Board members; and

•Other relevant factors as the Board deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the Board’s evaluation of other director candidates.

The Nominating, Governance and Sustainability Committee has the sole authority to retain and terminate any director search firm to be used to identify director candidates.

Communications with the Board

Interested parties may communicate directly with the General Partner’s independent Board members by submitting a communication in an envelope marked “Confidential” addressed to the “Independent Members of the Board” in care of the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002. Additional requirements for certain types of communications are set forth under “Additional Information—Advance Notice Required for Limited Partner Proposals and Nominations.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board is divided into three classes of directors for purposes of election. Two Class I directors will be elected at the 2022 Annual Meeting to serve a three-year term that will expire at our annual meeting of limited partners to be held in 2025.

✓	The Board recommends that you vote “FOR” the nominees.

As described above under “Questions and Answers about the 2022 Annual Meeting,” the Partnership Agreement provides that the nominees for Class I director will be elected by a plurality of the votes cast by our Unitholders. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

If any nominee is unavailable as a candidate at the time of the 2022 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.

Mr. Jacobe and Mr. Peters are the nominees for election as Class I directors at the 2022 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.

Key Skills, Experience and Competencies of the Board

The Board collectively represents the following key skills, experience and competencies:

Board of Directors Skills, Experience and Competencies
Public Company Experience
Midstream Industry Experience
Energy Industry Experience
Finance and Accounting
Legal and Compliance
Operations and Engineering
Risk Management
Clean Energy Experience
Environmental and Sustainability

Information Concerning Nominees for Election as Class I Directors

The following sets forth information as of March 21, 2022 concerning the nominees for election as Class I directors at the 2022 Annual Meeting.

Age: 54 Class I Director: Term expires 2025 (if elected) Director Since: 2019 Committees: Compensation (Chair); Audit (Member)

Lee Jacobe

Biographical Information:

Mr. Jacobe has served as a director of the General Partner since April 2019. Additionally, Mr. Jacobe serves as the chair of the Compensation Committee of the General Partner and serves on the Audit Committee of the General Partner. From 2019 through 2021, Mr. Jacobe served as an advisor with respect to energy investments for Kelso & Company, a New York based private equity firm. From 2008 through 2018, Mr. Jacobe was involved in various capacities at Barclays Investment Banking – Energy Group, including head of the firm’s midstream coverage effort, co-head of its US Oil & Gas group, and Vice Chairman of the firm. From 1993 through 2008, Mr. Jacobe was an investment banker in the energy group at Lehman Brothers, including serving as a managing director from 2001 to 2008. Mr. Jacobe began his investment banking career at Wasserstein Perella & Co. in 1990. He has a B.B.A., with a major in Finance, from the University of Texas at Austin.

Qualifications:

Mr. Jacobe has valuable and extensive experience in the energy banking sector, including a vast array of experience in corporate finance, capital structure and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure.

Age: 64 Class I Director: Term expires 2025 (if elected) Director Since: 2012 Committees: Audit (Chair); Nominating, Governance and Sustainability (Member)

Jerry L. Peters

Biographical Information:

Mr. Peters has served as a director of the General Partner since September 2012. Additionally, Mr. Peters serves as the chair and financial expert of the Audit Committee of the General Partner and serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Peters served as the Chief Financial Officer of Green Plains Inc., a publicly traded vertically integrated ethanol producer, from June 2007 until his retirement in September 2017. In 2015, Mr. Peters was appointed Chief Financial Officer and Director of the general partner of Green Plains Partners LP, a publicly traded partnership engaged in fuel storage and transportation services. He retired from his role as Chief Financial Officer of the general partner of Green Plains Partners LP in September 2017 but remains on the board of directors. Prior to joining Green Plains, Mr. Peters served as Senior Vice President—Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as Chief Financial Officer of ONEOK Partners, L.P. from July 1994 to May 2006, and in various senior management roles of ONEOK Partners, L.P. from 1985 to May 2006. Prior to joining ONEOK Partners, Mr. Peters was employed by KPMG LLP as a certified public accountant from 1980 to 1985. In October 2017, Mr. Peters joined the board of the general partner of USA Compression Partners LP and served as chair and financial expert of the audit committee thereof. Mr. Peters resigned from the board of the general partner of USA Compression Partners LP in March 2018. Mr. Peters received an MBA from Creighton University with an emphasis in finance and a B.S. in Business Administration from the University of Nebraska—Lincoln.

Qualifications:

Mr. Peters’ extensive executive, financial and operational experience brings important and necessary skills to the Board.

Information Concerning Other Directors

The following sets forth information as of March 21, 2022 concerning (i) the Class II and Class III directors whose present terms of office will expire at the 2023 Annual Meeting and the 2024 Annual Meeting, respectively, and (ii) the President and Chief Executive Officer of the General Partner, who serves as Chairman of the Board and will not be subject to public election.

Age: 51 Class II Director: Term expires 2023 Director Since: 2020 Committees: Audit (Member)

Robert J. McNally

Biographical Information:

Mr. McNally has served as a director of the General Partner since May 2020. Additionally, Mr. McNally serves on the Audit Committee of the General Partner. Mr. McNally also serves as a director of Oasis Petroleum, where he sits on the Audit & Reserves Committee and the Compensation Committee. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. He has a B.S. in Mechanical Engineering from University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business.

Qualifications:

Mr. McNally brings a wealth of executive management, operational and financial experience in the oil and gas industry to the Board.

Age: 56 Class II Director: Term expires 2023 Director Since: 2020 Committees: Nominating, Governance and Sustainability (Chair); Compensation (Member)

Marguerite Woung-Chapman

Biographical Information:

Ms. Woung-Chapman has served as a director of the General Partner since May 2020. Ms. Woung-Chapman also serves as the chair of the Nominating, Governance and Sustainability Committee of the General Partner and serves on the Compensation Committee of the General Partner. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center. Ms. Woung-Chapman also serves, since June 2020, as the chair of the board of directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country.

Qualifications:

Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, regulatory, compliance, legal and business administration experience to the Board.

Age: 67 Class III Director: Term expires 2024 Director Since: 2020 Committees: Compensation (Member); Nominating, Governance and Sustainability (Member)

James J. Cleary

Biographical Information:

Mr. Cleary has served as a director of the General Partner since June 2020 and was appointed Lead Director in January 2022. Mr. Cleary serves on the Compensation Committee of the General Partner and the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Cleary has served as a Managing Director of Global Infrastructure Partners, a leading private equity infrastructure fund with over $75 billion under management and a focus on the energy, transport and water/waste industries since 2012. Prior to that, from 1999 until its acquisition by Kinder Morgan in 2012, Mr. Cleary served in various leadership roles for El Paso Corporation, a Fortune 500 energy company, including service as the President of Western Pipelines and President of the ANR Pipeline Company. From 1979 until 1999, Mr. Cleary served in various capacities of increasing responsibility with Sonat Inc., a Fortune 500 energy company, including service as the Executive Vice President & General Counsel of Southern Natural Gas Company, which was Sonat’s pipeline business. In addition to his experience as an executive, Mr. Cleary has had significant experience in the boardroom, having served on the board of the general partner of Access Midstream Partners, L.P., a large midstream master limited partnership, and he currently serves on the board of directors of Gibson Energy, Inc., a Canadian public company that transports, stores, processes and markets crude oil and refined products in Canada and the United States. He has a B.A. in Sociology from the College of William & Mary and a J.D. from Boston College Law School.

Qualifications:

Mr. Cleary has valuable and extensive experience in the energy, transport and water/waste industries, including executive and boardroom experience and leadership roles at a Fortune 500 energy company.

Age: 42 Class III Director: Term expires 2024 Director Since: 2022 Committees: Nominating, Governance and Sustainability (Member)

Rommel M. Oates

Biographical Information:

Mr. Oates has served as a director of the General Partner since February 2022. Mr. Oates also serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Oates is the Founder, Chairman and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc. Since 1999, Mr. Oates has been a leading pioneer in helping the world transition to a sustainable future by using hydrogen as its main energy carrier. Mr. Oates has produced 18 patents in the field of hydrogen and is considered by many to be an expert in the area of hydrogen storage. Since 2014, Mr. Oates has served as a board member for the International Association of Hydrogen Energy. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities. From 2015 to 2016, Mr. Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team. From 2016 to 2018, Mr. Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd. From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde), including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles. In addition, Mr. Oates holds an MBA and Master of Finance Degrees from Tulane University as well as a Bachelor of Science Degree (Pi Tau Sigma Honors) and Master’s of Science Degree in Mechanical Engineering from the University of Miami, Florida.

Qualifications:

Mr. Oates brings a unique perspective to the Board with his extensive background in clean energy technology.

Age: 48 Class: None; not subject to public election Director Since: 2019 Committees: None

J. Heath Deneke

Biographical Information:

Mr. Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019. Prior to joining the General Partner, Mr. Deneke served as Executive Vice President, Chief Operating Officer for Crestwood Equity Partners LP and Crestwood Midstream Partners LP from August 2017 through April 2019. Previously, Mr. Deneke was the President, Chief Operating Officer of Crestwood’s Pipeline Services Group from June 2015 to August 2017, where he was responsible for the commercial development and operations of Crestwood’s midstream businesses, including assets in the Marcellus, Bakken, PRB Niobrara, Delaware, Permian, Barnett, Granite Wash, Fayetteville and Haynesville shale plays. Prior to that, he served as President of Crestwood’s Natural Gas Business Unit from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Crestwood’s legacy business from August 2012 until October 2013. Prior to joining Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University.

Qualifications:

Mr. Deneke has valuable in-depth knowledge regarding our business, derived from his tenure as President and Chief Executive Officer of the General Partner, and provides experience and expertise drawn from his extensive service in executive and management roles in the midstream industry. The Partnership Agreement requires that the Chief Executive Officer serve on the Board.

For detailed information regarding our directors’ respective holdings of our units, compensation and other arrangements, see “Security Ownership—Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation” and “Certain Relationships and Related Party Transactions.”

EXECUTIVE OFFICERS

The officers of the General Partner perform all of our management functions, and we do not have officers.

The table below shows certain information for the executive officers of the General Partner as of March 21, 2022.

Name	Age	Position with Summit Midstream GP, LLC
J. Heath Deneke	48	President, Chief Executive Officer and Director
William J. Mault	36	Executive Vice President and Chief Financial Officer
James D. Johnston	52	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Matthew B. Sicinski	45	Senior Vice President and Chief Accounting Officer

J. Heath Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019. Prior to joining the General Partner, Mr. Deneke served as Executive Vice President, Chief Operating Officer for Crestwood Equity Partners LP and Crestwood Midstream Partners LP from August 2017 through April 2019. Previously, Mr. Deneke was the President, Chief Operating Officer of Crestwood’s Pipeline Services Group from June 2015 to August 2017, where he was responsible for the commercial development and operations of Crestwood’s midstream businesses, including assets in the Marcellus, Bakken, PRB Niobrara, Delaware, Permian, Barnett, Granite Wash, Fayetteville and Haynesville shale plays. Prior to that, he served as President of Crestwood’s Natural Gas Business Unit from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Crestwood’s legacy business from August 2012 until October 2013. Prior to joining Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University.

William J. Mault has been the Executive Vice President and Chief Financial Officer of the General Partner since February 2022. Mr. Mault has been with the General Partner since 2016 and has held various senior management roles at the General Partner, including Vice President of Corporate Development, Finance and Treasurer. Prior to joining the General Partner, Mr. Mault spent nearly 10 years in mergers and acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University.

James D. Johnston has been the Executive Vice President, General Counsel and Chief Compliance Officer of the General Partner since September 2020 and the Secretary of the General Partner since March 2021. Prior to joining the General Partner, Mr. Johnston worked in the corporate legal department for Crestwood Equity Partners as Senior Vice President and General Counsel, after serving as Vice President, Deputy General Counsel at Crestwood. Prior to joining Crestwood in 2013, Mr. Johnston served as Assistant General Counsel for Kinder Morgan and in various legal and commercial roles of increasing responsibility at Kinder Morgan, El Paso Corporation and Sonat, Inc. from 1997 to 2013. Mr. Johnston holds a bachelor’s degree from Western University in Ontario, Canada and a Doctor of Jurisprudence from Samford University’s Cumberland School of Law in Birmingham, Alabama.

Matthew B. Sicinski has been the Senior Vice President and Chief Accounting Officer of the General Partner since February 2022. Mr. Sicinski joined the General Partner in February 2020 as Vice President and Chief Accounting Officer. Prior to joining the General Partner, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over eight years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University. Mr. Sicinski is also a Lieutenant Commander in the United States Navy Reserve and veteran of the Afghanistan War.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation of certain of our executive officers in 2021, as reported in the Summary Compensation Table and other tables in this proxy statement.

In this CD&A, we review the compensation decisions, and rationale for those decisions, relating to the person who served as our principal executive officer during the past fiscal year and the Partnership’s two next most highly compensated executive officers. Messrs. Deneke, Stratton and Johnston were the only executive officers of the General Partner during fiscal year 2021.

The following describes the material elements of the Partnership’s executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” or “NEOs” for fiscal year 2021:

Named Executive Officer	Title
J. Heath Deneke	President and Chief Executive Officer
Marc D. Stratton(1)	Former Executive Vice President and Chief Financial Officer
James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

(1)Mr. Stratton’s employment terminated effective March 4, 2022.

The NEOs are employees of Summit Operating Services Company, LLC (“Summit Operating”), a wholly owned subsidiary of the Partnership, and executive officers of the General Partner.

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans.

Compensation Philosophy and Objectives

Our compensation program is based on the philosophy that our executive management team should be aligned with our unitholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value in all business cycles, leading to unitholder value creation. Our overall compensation program is designed to achieve the following objectives:

•Attract and retain outstanding talent;

•Drive achievement of short-term and long-term goals;

•Reward successful execution of objectives;

•Reinforce our culture and leadership competencies;

•Advance our business strategy and create long-term value;

•Align our executives’ interests with the interests of our unitholders; and

•Discourage undue risk-taking.

We strive to employ a pay-for-performance philosophy when designing executive compensation opportunities within the confines of unit availability under our long-term incentive plan (“LTIP”). Thus, a portion of an executive’s target compensation is performance-based through linkage to the achievement of financial and other measures deemed to be drivers in the creation of unitholder value. While the allocation among the elements of total direct compensation may vary, a portion of the compensation opportunity available to each of our NEOs is, by design, tied to the Partnership’s annual and long-term performance.

In 2021, at target, approximately 84% of our CEO’s compensation and approximately 76% of our other NEOs’ compensation was considered at risk.

The following table highlights some of the key features of our executive compensation program:

What We Do	What We Don’t Do
✓Target competitive compensation levels relative to peers with a focus on performance-based and at-risk components	✗No guaranteed annual bonuses for NEOs
✓Evaluate the risk of our compensation programs	✗No large, out-of-cycle equity awards granted in 2021
✓Engage independent compensation consultant for review and benchmarking of our compensation programs	✗No excessive perquisites
✓Mitigate excessive, undue risk-taking through the structure and design of our incentive compensation plans	✗No separate welfare benefit plans for NEOs

2021 Business Highlights

Our business is focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins in the United States. We offer natural gas, crude oil and produced water gathering systems that generate revenue under primarily long-term and fee-based gathering agreements with our customers.

Demand for our services is influenced by the condition of the oil and gas industry and demand for fossil fuels. We operate in a cyclical market that has in recent years seen massive challenges, with volatile commodity prices and the trend toward sustainable forms of energy discouraging longer-term investment in our industry and reducing the demand and rates for our services. Given the ongoing COVID-19 pandemic, the demand for our services remains volatile.

In spite of those challenges, we took measures to refinance and reduce indebtedness, enhancing our strategic and financial flexibility as we continue to evaluate long-term value-enhancing opportunities in the future. These actions underscore our commitment to the disciplined stewardship of capital, low-cost structure and experienced operating team and positions SMLP as a sustainable enterprise focused on strong returns and free cash flow generation.

2021 Executive Compensation Highlights

The discussion set forth below in this CD&A describes the approach to executive compensation, and elaborates upon the various actions taken and adjustments made, with respect to our executive compensation program in 2021, the highlights of which include the following:

•Continued offering of salaries and other executive compensation at competitive levels as needed to attract and retain talent;

•At-risk compensation constituting a significant portion of overall executive compensation; and

•Engagement of an independent compensation consultant to review and benchmark our executive compensation.

We believe that our 2021 executive compensation:

•Appropriately reflects SMLP’s financial performance for the year, as well as for longer-term value creation;

•Strives to create alignment of our NEOs’ interests with those of our unitholders;

•Includes an appropriate overall mix of short- and long-term incentives to enhance unitholder value and motivate sustainable performance and decision-making;

•Takes into consideration the efforts, performance and successes of our NEOs in an unprecedented market;

•Advances our core business strategy; and

•Helps attract, motivate and retain the key talent needed to ensure SMLP’s long-term success.

Our Compensation Setting Process

The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. The Compensation Committee engages an independent compensation consultant (the “Compensation Consultant”) who provides the Compensation Committee with data, analysis and advice on the structure and level of executive compensation. The Compensation Consultant participates in Compensation Committee meetings and executive sessions of the Compensation Committee meetings as requested. The Compensation Consultant may work with our management on various matters for which the Compensation Committee is responsible. However, the Compensation Committee, not management, directs the activities of the Compensation Consultant. We consider the Compensation Consultant to be independent of the Partnership according to current NYSE listing requirements and SEC guidance. Willis Towers Watson serves as the Compensation Consultant.

The exact level of targeted compensation for each NEO varies based on the individual’s role at SMLP, the individual’s experience and the individual’s contribution to our success. Partnership management, in consultation with the Compensation Committee chair and the Compensation Consultant, prepares materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee, including market data provided by the Compensation Consultant and recommendations of our CEO regarding compensation of the other executives. The Compensation Committee works directly with the Compensation Consultant to determine the compensation of our CEO, as required.

Based on market data, which we use as a reference, we believe compensation for our NEOs is reasonably competitive with opportunities available to officers holding similar positions at comparable midstream companies. We seek to set compensation levels for each element of total direct compensation based on our assessment of market practices at or near the median. The Compensation Committee adjusts target compensation for each NEO above or below the median, taking into consideration experience, performance, internal equity and other relevant circumstances.

We are conducting our first advisory vote on executive compensation at the 2022 Annual Meeting.

Selection of Compensation Comparative Data

For benchmarking purposes, the Compensation Committee compares the total compensation for each NEO position to the compensation paid for similar positions by companies in our peer group. The Compensation Consultant proposes companies to be included in the peer group and the methodology for selecting that peer group. As part of the process, the Compensation Consultant may consult with management to ensure that the most appropriate companies are selected, including from the perspective of similarity of business lines and competition for talent. The Compensation Committee then reviews and, as it may deem appropriate, approves the proposed peer group for the applicable compensation year.

In determining our peer group, we strive to define the market for our executive talent using a sizeable group of companies that are comparable to us in both line of business and size, as measured by revenues and other key financial characteristics. In addition, the Compensation Consultant provides data from industry-specific compensation surveys that provide an additional reference point and insight that helps support the compensation decision-making process. We believe that the compensation surveys and companies identified in our peer group constitute the best and most appropriate approach for benchmarking comparisons, which helps attract and retain highly qualified, experienced and technically proficient executives with well-developed management, operational and marketing skills needed to excel in our industry. The Compensation Committee will continue to review and monitor the peer group and its methodology on an annual basis and select peers based on appropriate screening criteria, metrics and competition for executive talent.

During the Compensation Committee’s annual review of executive compensation, the Compensation Consultant conducted a competitive assessment for similar types of positions comparable to SMLP’s direct peer companies and available survey data. For this assessment, information from peer company public filings was compiled, including public company proxy statements and annual reports on Form 10-K. The peer group used for 2021 executive compensation consisted of publicly traded midstream companies with whom we compete for executive talent.

The peer group comprised the following companies for 2021:

Altus Midstream Company	Magellan Midstream Partners, L.P.
Archrock, Inc.	NGL Energy Partners LP
Crestwood Equity Partners, LP	NuStar Energy, LP
DCP Midstream, LP	Targa Resources Corp
Enable Midstream Partners, LP	Tidewater Midstream and Infrastructure Ltd.
EnLink Midstream, LLC	USA Compression Partners, LP
Equitrans Midstream Corporation	USD Partners LP
Genesis Energy, LP

The compensation analysis encompassed the primary elements of total direct compensation, including annual base salary, annual short-term incentive and long-term incentive awards for the NEOs of these peer group companies. The Compensation Committee considered the information provided to ascertain whether the compensation of our NEOs is aligned with its compensation philosophy and competitive with the compensation for executive officers of the peer group companies. The Compensation Committee reviewed the compensation analysis to confirm our compensation programs were supporting a competitive total compensation approach that emphasizes incentive-based compensation and appropriately rewards achievement of our objectives. The Compensation Committee will continue to review and monitor the peer group and our methodology on an annual basis and will select peers based on appropriate screening criteria, metrics and competition for executive talent.

Elements of Executive Compensation

The primary elements of compensation for the NEOs are base salary, annual incentive compensation and long-term compensation awards granted under the Partnership’s Long-Term Incentive Plan, as amended (for purposes of this CD&A, the “SMLP LTIP”). The NEOs also receive certain retirement, health and welfare and additional benefits.

Our executive compensation program consists of the following primary elements:

Pay Element	Type	Form of Pay	Objective
Base Salary	Fixed	Cash	•Provides a minimum, fixed level of cash compensation. •Incentive compensation is calculated as a percentage of base salary.
Annual Incentive Compensation	At-Risk	Cash	•Ties NEO compensation to short-term financial and operational performance metrics.
Long-Term Incentive Plan Awards	At-Risk	Equity and Cash	•Motivates and rewards long-term value creation. •Serves as a retention tool for NEOs. •Aligns NEOs interests with investors’ interests.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Our goal is to achieve the appropriate balance between short-term cash incentives for achievement of annual financial performance targets and long-term incentives to promote achievement of sustained value over the longer term and for retention purposes.

We believe that equity-based incentive awards serve to align the economic interests of our executive officers with those of our unitholders. We believe that our phantom unit awards provide proper incentives to avoid undue risk taking while increasing long-term unitholder value. We also believe that these awards, together with the associated cash component, are an important retention tool with respect to our NEOs.

For 2021, the target total direct compensation for the NEOs as set by the Compensation Committee is summarized below. Each element is further discussed in this CD&A.

Name and Principal Position	Base Salary ($)	2021 Target Annual Bonus: Percent of Base Salary (%)	2021 Target Annual Bonus Value ($)	2021 Target LTIP Award: Percent of Base Salary (%)	2021 LTIP Target Award Value ($)	2021 Target Total Direct Compensation ($)
J. Heath Deneke President and Chief Executive Officer	600,000	150	900,000	375	2,250,000	3,750,000
Marc D. Stratton(1) Former Executive Vice President and Chief Financial Officer	350,000	100	350,000	215	752,500	1,452,500
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	350,000	100	350,000	215	752,500	1,452,500

(1)Mr. Stratton’s employment terminated effective March 4, 2022.

Relative Size of Primary Elements of Compensation

We believe it is important for executive pay to be strongly linked to company performance. Our executive compensation program emphasizes the alignment of executive interests with those of unitholders to ensure accountability and sustained long-term company growth. Compensation for our NEOs is comprised of a fixed base salary plus a combination of annual and long-term incentives. The majority of our NEOs’ total direct compensation is variable, or at-risk, and dependent on the achievement of company performance goals and sustained tenure.

The pie charts below illustrate the 2021 compensation pay mix for our CEO and other NEOs:

Our CEO’s compensation in 2021 was comprised of, at target, approximately 16% base salary, 24% annual incentive bonus (“annual bonus”) and 60% long-term incentive plan awards, amounting to approximately 84% at-risk compensation.

Our other NEOs’ compensation in 2021 was comprised of, at target, approximately 24% base salary, 24% annual bonus and 52% long-term incentive plan awards, amounting to approximately 76% at-risk compensation.

Base Salary

Base salary serves as the minimum, fixed level of cash compensation provided to NEOs and is designed to accurately reflect each NEO’s relative skills, experience and other contributions to the Partnership. The base salaries of our NEOs are reviewed annually by the Compensation Committee to determine the levels deemed necessary to attract and retain individuals with superior talent. That review is conducted in light of the Partnership’s performance, external market factors and any changes to other elements of compensation. We aim to pay base salaries for our executives near the median level compared to information provided by the Compensation Consultant, and to allow our executives to earn greater levels of short-term and long-term compensation only when our financial performance and unitholder returns warrant compensation at those higher levels.

The base salaries of our NEOs are set forth in the following table:

Name and Principal Position	2021 Base Salary ($)	2020 Base Salary ($)
J. Heath Deneke President and Chief Executive Officer	600,000	600,000
Marc D. Stratton(1) Former Executive Vice President and Chief Financial Officer	350,000	350,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	350,000	350,000

(1)Mr. Stratton’s employment terminated effective March 4, 2022.

In 2021, the Compensation Committee determined that no changes should be made to the NEOs’ base salaries for the 2021 fiscal year.

Annual Incentive Compensation

We provide an annual bonus to drive the achievement of key business results and to recognize NEOs based on their contributions to those results. The annual bonus plan is a cash-based incentive plan. Incentive amounts are intended to provide total cash compensation near the market range for executive officers in comparable positions when target performance is achieved. Annual bonus compensation levels are set above or below the market range to reflect actual performance results as appropriate when performance is greater or less than expectations. Annual bonus payouts may range from 0% to 200% of the target opportunity and may be adjusted at the discretion of the Compensation Committee based on actual performance results.

In early 2021, the Compensation Committee established the 2021 annual bonus plan target opportunities as a percentage of base salary for our NEOs. The 2021 target for Mr. Deneke was 150% of his base salary. For Messrs. Stratton and Johnston, it was 100% of their base salaries.

Name and Principal Position	2021 Target Annual Bonus: Percent of Base Salary (%)	2021 Target Annual Bonus Value ($)
J. Heath Deneke President and Chief Executive Officer	150	900,000
Marc D. Stratton(1) Former Executive Vice President and Chief Financial Officer	100	350,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	100	350,000

(1)Mr. Stratton’s employment terminated effective March 4, 2022.

The Compensation Committee establishes performance measures annually that align with our business strategy, as reflected in a corporate scorecard applicable to the senior leadership team (the “SLT Scorecard”) that sets the baseline for the annual bonuses for our NEOs, subject to further adjustments as explained below. The SLT Scorecard reflects our key business priorities, including financial goals; health, safety, environmental and regulatory (“HSER”) goals; and certain strategic initiatives and other key objectives for a given year.

In 2021, the SLT Scorecard contained five factors, which are considered by the Board and management as key indicators of the successful execution of our business plan. Those factors were (i) adjusted EBITDA, (ii) goals for overall business development activity, (iii) project execution on the Double E Pipeline, (iv) refinancing our 2022 debt maturities and (v) HSER metrics.

In February 2022, the Compensation Committee and the Board reviewed the SLT Scorecards for 2021 and determined the level of achievement of each key factor. We exceeded our goals for (i) adjusted EBITDA, (ii) project execution on the Double E Pipeline, (iii) refinancing our 2022 debt maturities and (iv) HSER metrics but did not meet our goals for overall business development activity. These results yielded a calculated SLT Scorecard result of 125% of target. The 2021 goals and results for the SLT Scorecard factors are set forth in the following table:

2021 Factors	% Weight	2021 Goals			Annual Bonus Payout %	% Weighted Results
		Threshold	Target	Maximum
Adjusted EBITDA (in millions)(1)	20%	$171	$214 - 227	$250	166%	33%
Overall business development activity	15%	Qualitative and quantitative assessment of completing an accretive acquisition			0%	0%
Project execution on the Double E Pipeline	15%	Qualitative and quantitative assessment of meeting goals for the Double E Pipeline project, covering safety, environmental, project cost, and timely project completion			180%	27%
Refinancing our 2022 debt maturities	30%	Qualitative assessment of successfully refinancing the Partnership’s 2022 debt maturities			133%	40%
HSER metrics	20%	Qualitative and quantitative goals covering workplace safety, reportable incidents, operational integrity, financial impact and training			124%	25%
SLT Scorecard performance weighted subtotal	100%					125%

(1)Adjusted EBITDA is a non-GAAP financial measure and is a supplemental financial measure used by management in evaluating our financial performance. Please see “Non-GAAP Financial Measure—Adjusted EBITDA” included as Appendix A to this proxy statement for an explanation of how adjusted EBITDA is calculated and why we use adjusted EBITDA.

In addition to corporate results, additional factors were considered by the CEO and the Compensation Committee, affirming that the full amount of the bonuses that were determined to be earned based on the performance objectives should be paid (that is, no downward adjustments were warranted). Those factors included judgments regarding overall company performance and business events, the performance of each NEO’s respective business unit or function, industry climate and performance, the market for executive talent, demonstrated leadership capabilities and progress on strategic initiatives. The annual bonuses paid to Messrs. Deneke, Stratton and Johnston were approved by the Compensation Committee, as further described below.

Mr. Deneke’s annual bonus payout reflects his demonstrated leadership capabilities and the Partnership’s overall performance in 2021. Mr. Deneke was awarded 125% of his target annual bonus in 2021, or $1,125,000.

Mr. Stratton’s annual bonus payout reflects consideration for the combined performance of the finance and accounting business units. Mr. Stratton was awarded approximately 125% of his target annual bonus in 2021, or $437,500.

Mr. Johnston’s annual bonus payout reflects consideration for the combined performance of the legal, human resources, HSER, corporate compliance and land units. Mr. Johnston was awarded approximately 125% of his target annual bonus in 2021, or $437,000.

Based on the foregoing discussion, the annual bonus awards paid in March 2022 to our NEOs for 2021 performance were as follows:

Name and Principal Position	2021 Annual Bonus Payout ($)
J. Heath Deneke President and Chief Executive Officer	1,125,000
Marc D. Stratton(1) Former Executive Vice President and Chief Financial Officer	437,500
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	437,000

(1)Mr. Stratton’s employment terminated effective March 4, 2022.

Long-Term Equity-Based Compensation Awards

The General Partner approved the SMLP LTIP, pursuant to which eligible officers (including the NEOs), employees, consultants and directors of the General Partner and its affiliates are eligible to receive awards with respect to our equity interests, thereby linking the recipients’ compensation directly to the value of our common units and enhancing our ability to attract and retain superior talent. The SMLP LTIP provides for the grant, from time to time at the discretion of the Board or the Compensation Committee, of a dollar-denominated award, unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards.

The SMLP LTIP is designed to promote our interests, as well as the interests of our unitholders, by aligning the interests of our eligible employees (including the NEOs) and directors with those of common unitholders, as well as by strengthening our ability to attract, retain and motivate qualified individuals to serve as directors and employees.

SMLP LTIP award guidelines were determined using the Compensation Consultant’s analysis for individuals in comparable positions and an analysis of the scope of their roles and duties. These guidelines set an annual long-term incentive award target in the amount of 375% of base salary for Mr. Deneke and 215% of base salary for Messrs. Stratton and Johnston in 2021.

Awards under the SMLP LTIP are usually granted once per fiscal year (during the quarterly period ending March 31st). Effective February 17, 2021, based on the recommendation of the Compensation Committee, the Board approved a grant of phantom units with a cash award retention component to each of Messrs. Deneke, Stratton and Johnston. The underlying phantom units and cash award vest ratably over a three-year period. Holders of phantom units are entitled to distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. The Compensation Committee selected equity awards with cash retention components, both of which vest contingent on continued service, to foster increased unit ownership by the NEOs and as a retention incentive for continued employment with the Partnership.

All SMLP LTIP grants to our NEOs are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the NEO’s employment other than for cause, (ii) a termination of the NEO’s employment by the NEO for good reason (as defined in the NEO’s employment agreement), (iii) a termination of the NEO’s employment by reason of the NEO’s death or disability or (iv) a Change in Control (as defined in the applicable award agreement).

To calculate the number of phantom units granted to each eligible NEO, in February 2021, the Compensation Committee determined the dollar amount of the long-term incentive compensation award, determined that 50% of such value would be granted in the form of phantom units and 50% of such value would be granted in the form of a cash retention component and then granted the number of phantom units that had a fair market value equal to the determined value, based on the market price for a unit of common equity. Phantom unit and cash awards granted under the SMLP LTIP in 2021 were as follows:

Name and Principal Position	2021 Target LTIP Award: Percent of Base Salary (%)	2021 Phantom Units Awarded (#)(1)	2021 Cash Awarded ($)	2021 SMLP LTIP Award Value ($)
J. Heath Deneke President and Chief Executive Officer	375	75,000	1,125,000	2,250,000
Marc D. Stratton(2) Former Executive Vice President and Chief Financial Officer	215	25,083	376,250	752,500
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	215	25,083	376,250	752,500

(1)The Compensation Committee determined the number of phantom units awarded under the SMLP LTIP on February 3, 2021 based on a per unit average value of approximately $15 for the immediately preceding month.

(2)Mr. Stratton’s employment terminated effective March 4, 2022.

The awards granted under the SMLP LTIP in 2020 that were granted in the form of a cash retention bonus vest ratably over a three-year period. The first one-third of the awards vested in 2021, and the remaining two-thirds of the awards remain outstanding and will vest in 2022 and 2023.

Retirement, Health and Welfare and Additional Benefits

Our NEOs receive few perquisites or additional benefits. The NEOs are eligible to participate in such employee benefit plans and programs we offer to our employees, subject to the terms and eligibility requirements of those plans, and receive some additional benefits pursuant to the terms of their employment agreements.

401(k) Plan

The NEOs are eligible to participate in a tax qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2021, we made a fully vested matching contribution on behalf of each of the 401(k) plan’s participants up to 5% of such participant’s eligible salary for the year.

Health Savings Account Program

The NEOs are eligible to participate in a tax qualified health savings account (“HSA”) if they are enrolled in the available high-deductible health plan. The HSA is a tax-free savings account owned by an individual and can be used to pay for current or future qualified medical expenses. Participants determine how much to contribute, when and how to spend the money on eligible medical expenses, and how to invest the balance. The balance remains in the account and is not subject to forfeiture. The Partnership makes annual contributions to all HSA-eligible employees who enroll in and contribute to an HSA. In 2021, we made tax-free HSA contributions of $600 to each of Messrs. Deneke, Stratton and Johnston.

Deferred Compensation Plan

Effective May 28, 2020, the Deferred Compensation Plan was terminated. As a result, payment of all remaining amounts deferred thereunder was tendered to participants or their designated beneficiaries, as applicable, in a single lump sum payment.

Additional Benefits

Pursuant to the terms of their employment agreements:

•All NEOs are entitled to reimbursement for tax preparation and advisory services expenses of up to $12,000 per year.

•Mr. Deneke is entitled to be reimbursed up to $15,000 per year for annual international or local chapter dues associated with his membership in the Young Presidents Organization (“YPO”).

Expenditures for these benefits are included as “All Other Compensation” in the Summary Compensation Table and further described in the table entitled “All Other Compensation” below.

Employment and Severance Arrangements

Employment Agreements

Each of our NEOs had employment agreements with Summit Operating in place in 2021. Elements of the NEOs’ total direct compensation are subject to periodic review and may be adjusted accordingly by the Compensation Committee.

Mr. Deneke’s employment agreement has an effective date of September 1, 2020 and an initial term that expires on September 1, 2022, and Mr. Johnston’s employment agreement has an effective date of September 4, 2020 and an initial term that expires on September 4, 2022. The terms of each of Messrs. Deneke’s and Johnston’s are then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term.

Mr. Deneke’s employment agreement provides for an annual base salary of $600,000, a performance-based bonus ranging from 0% to 300% of base salary, with a target of 150% of base salary, and an annual equity award under the SMLP LTIP that may vary based on the Board’s discretion based on Mr. Deneke’s or our performance prior to each grant. Mr. Johnston’s employment agreement provides for an annual base salary of $350,000, a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary, and an annual equity award under the SMLP LTIP that may vary based on the Board’s discretion based on Mr. Johnston’s or our performance prior to each grant. Messrs. Deneke and Johnston are each entitled to receive a prorated annual bonus (based on target) if any of their employment is terminated by either Messrs. Deneke or Johnston, as applicable, with good reason, or by us without cause or as a result of a non-extension of the term by us, or due to death or disability. In addition, Messrs. Deneke’s and Johnston’s employment agreements also provide for reimbursement of certain business expenses incurred in connection with their employment, including company-paid tax preparation and advisory services of up to $12,000 per year, and Mr. Deneke’s employment agreement also provides for YPO membership dues of up to $15,000 per year.

Mr. Johnston’s employment agreement additionally provides for a one-time long-term incentive award at the beginning of his employment term comprised of 33,333 phantom units (as adjusted for the 1-for-15 reverse unit split of common units effected on November 9, 2020) and an $800,000 cash component. Subject to Mr. Johnston’s continued employment through such dates, this long-term incentive award vests 50% on March 31, 2021 and 50% on March 31, 2022.

Messrs. Deneke’s and Johnston’s employment agreements provide for a cash severance payment upon a termination resulting from (1) our non-extension of the term (an “Employer Nonrenewal”) or (2) a termination by us without cause or by Messrs. Deneke or Johnston for good reason (each a “Qualifying Termination”), with good reason defined generally as any of Messrs. Deneke’s or Johnston’s termination of employment within ninety days after the occurrence of (i) a material diminution in their authority, duties or responsibilities; (ii) a material diminution in the aggregated total of their base salary, target bonus opportunity and annual target long-term incentive award opportunity (provided that such target opportunity may vary year-to-year based upon each of Messrs. Deneke’s or Johnston’s, or our performance prior to such grant); (iii) a material change in the geographic location at which they must perform their services under the agreement; or (iv) any other action or inaction that constitutes a material breach of the employment agreement by us. For Mr. Deneke, good reason also includes a change in Mr. Deneke’s reporting relationship resulting in Mr. Deneke no longer reporting directly to the Board.

In the event of an Employer Nonrenewal or a Qualifying Termination, subject to the execution and nonrevocation of a release of claims within 60 days following their termination, Messrs. Deneke and Johnston will receive a severance payment equal to, for Mr. Deneke, two and one-half times, and for Mr. Johnston, one and one-half times the sum of (a) his annual base salary and (b) the higher of his target annual bonus and the annual bonus actually paid to him in respect of the year immediately preceding their termination. The severance payment will be paid in equal installments generally over the period beginning on the date of their termination and ending on its first anniversary. Messrs. Deneke and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which they are eligible for COBRA coverage and 18 months. Messrs. Deneke’s and Johnston’s employment agreements provide that if following any of Messrs. Deneke’s or Johnston’s termination of employment, we discover that grounds for a termination for “cause” existed at the time of their termination, Messrs. Deneke’s or Johnston’s termination of employment will be recharacterized a termination for cause and any payment or benefit received in connection with their termination (whether or not pursuant to their employment agreements) shall be repaid, and they will not be eligible for any remaining severance payment or benefits under their employment agreements.

Following any termination of employment due to an Employer Nonrenewal or Qualifying Termination, Messrs. Deneke and Johnston will be subject to a post-termination non-competition covenant through the first anniversary of termination unless any of Messrs. Deneke or Johnston elect to forego any portion of his severance payment in exchange for a waiver of the corresponding non-competition period. Following Messrs. Deneke’s or Johnston’s termination of employment for any reason, Messrs. Deneke and Johnston will be subject to a one-year post-termination non-solicitation covenant.

Messrs. Deneke’s and Johnston’s employment agreements also provide that, in the event of a change in control, (1) all equity awards granted to them under the SMLP LTIP and held by them as of immediately prior to a change in control of the Partnership or the General Partner will become fully vested immediately prior to the change in control and (2) if any portion of the payments or benefits provided to Messrs. Deneke or Johnston in connection with a change in control becomes (whether or not pursuant to their employment agreements) subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to any of Messrs. Deneke or Johnston.

Mr. Stratton’s employment agreement, which was terminated in connection with the termination of his employment on March 4, 2022, was substantially similar to Mr. Johnston’s employment agreement, except for the one-time long-term incentive award at the beginning of Mr. Johnston’s employment term provided for in Mr. Johnston’s employment agreement as described above. See “—Separation Agreement with Former Executive Officer.”

Separation Agreement with Former Executive Officer

Mr. Stratton’s employment with the General Partner and Summit Operating terminated effective March 4, 2022. In exchange for Mr. Stratton’s execution of a release of claims set forth in a separation agreement (the “Separation Agreement”), Mr. Stratton became entitled to certain payments and benefits afforded in connection with a termination without cause set forth in his employment agreement with Summit Operating, dated September 1, 2020, and the award agreements under which phantom units and other awards were granted to Mr. Stratton under the SMLP LTIP. Such payments and benefits include (i) severance payments payable over 12 months equal to one-and-a-half times the sum of (A) his then-current base salary and (B) his annual bonus paid to Mr. Stratton for the 2021 performance year; (ii) a prorated amount of his 2022 target annual bonus; (iii) subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months; and (iv) full vesting and settlement of all of Mr. Stratton’s outstanding unvested phantom units and any related cash retention component thereof.

Hedging Policy

Our Insider Trading Policy calls for all members of the Board and all of our officers and employees to ordinarily avoid engaging in speculative trading, including the purchase of put or call options or the writing of such options. For more information on our Insider Trading Policy, see “Corporate Governance—Governance Documents—Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units.”

Equity Holding Guidelines

We believe that equity-based compensation aligns the economic interests of our directors and certain executive officers with those of common unitholders. In accordance with this goal, the Board has approved and adopted equity holding guidelines for our directors and certain executive officers as described below.

Position	Value of SMLP Unit Holdings
Non-Employee Members of the Board of Directors	3x annual cash retainer
Chief Executive Officer	3x base salary
Chief Financial Officer	3x base salary
Chief Accounting Officer	2x base salary
Executive Vice President, General Counsel and Chief Compliance Officer	3x base salary

The holdings of the directors and executive officers subject to the equity holding guidelines are measured initially on March 31, 2022 and then annually on December 31 (the “Measurement Date”). Individuals subject to the equity holding guidelines are encouraged to meet the applicable guidelines by the Measurement Date on which such individual’s total prior LTIP grants made after such individual’s appointment to the position equals or exceeds the value applicable to such individual’s position as listed above. Individuals subject to the equity holding guidelines are expected to retain 100% of any units of common equity received from LTIP grants after appointment to the position until and unless they hold sufficient equity to meet the guidelines. As of March 21, 2022, each of the directors and executive officers subject to the equity holding guidelines exceeded (or is on track to exceed within the required time set forth in the guidelines) the equity holding set forth in the guidelines. The current ownership levels for each of our directors and NEOs as of March 21, 2022 is set forth in the table below:

Name	Current Unit Holdings	Current Multiple	Required Multiple
James J. Cleary	17,278	3.00x annual cash retainer	3x annual cash retainer
Lee Jacobe	25,960	4.50x annual cash retainer	3x annual cash retainer
Robert J. McNally	17,278	3.00x annual cash retainer	3x annual cash retainer
Rommel M. Oates	6,444	1.12x annual cash retainer	3x annual cash retainer
Jerry L. Peters	27,308	4.74x annual cash retainer	3x annual cash retainer
Marguerite Woung-Chapman	17,278	3.00x annual cash retainer	3x annual cash retainer
J. Heath Deneke	244,009	5.77x base salary	3x base salary
William J. Mault	23,942	1.18x base salary	3x base salary
James D. Johnston	68,956	2.79x base salary	3x base salary
Matthew B. Sicinski	14,997	0.83x base salary	2x base salary

For purposes of satisfying the guidelines, the following are considered equity holdings of an individual:

•common units owned outright (whether certificated, book-entry or held in street name), including units owned jointly with a spouse (including domestic partners under state law);

•common units owned (whether certificated, book-entry or held in street name) separately by a spouse (including domestic partners under state law) or children under the age of 21 that share the individual’s household;

•common units held in an individual retirement account;

•common units held in a private foundation or charitable trust, in each case established by the individual or where the individual serves as a trustee or director; and

•unvested LTIP grants held by the individual.

Impact of Accounting and Tax Treatments

In developing the compensation packages for our NEOs, we balance the impact of accounting and tax treatment with our business objectives and needs, and the benefits of being able to attract and retain talented management. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its principal executive officer, principal financial officer and any of its three other most highly compensated executive officers for the taxable year (other than the principal executive officer or the principal financial officer) (collectively, the “covered employees”). The group of covered employees also includes certain employees previously considered a covered employee, who continue to receive compensation from us. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation to our NEOs. However, compensation paid to each covered employee will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration we evaluate, we believe that the lost deduction on compensation payable in excess of the $1 million limitation is not material relative to the benefit of being able to attract and retain talented management.

Risk Assessment Relative to Compensation Programs

The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure (collectively, our “Compensation Practices”). The Compensation Committee meets with management to review whether any aspect of our Compensation Practices creates incentives for our employees to take inappropriate risks that could materially adversely affect the Partnership.

Our compensation policies contain a number of features that reflect sound risk management practices. Our compensation programs balance short- and long-term objectives, mitigating the potential incentive for unwarranted risk-taking for short-term, unsustainable results. Furthermore, the metrics we use to assess performance for our incentive compensation programs are broadly tailored to avoid distorting our NEOs’ incentives in pursuit of specific or individual performance goals. Our annual incentive compensation program is also capped, therefore not allowing for unlimited cash payouts.

Accordingly, we believe that the compensation practices for our NEOs and other employees are appropriately structured and do not pose a material risk to the Partnership. We believe these compensation practices are designed and implemented in a manner that does not promote excessive risk-taking that could damage the value of the Partnership or provide compensatory rewards for inappropriate decisions or behavior.

2022 Executive Compensation Highlights

In February 2022, the Compensation Committee determined to provide our NEOs with a one-time supplemental value to their 2021 annual LTIP target equal to approximately 160% of 2022 base salary for Mr. Deneke, approximately 133% of base salary for Mr. Mault and approximately 69% of base salary for Mr. Johnston. Including these supplemental values with the annual LTIP targets reflect the Compensation Committee’s recognition of the competitive market for executive talent. In recognition of the limited remaining units authorized under the SMLP LTIP as of February 2021, the Compensation Committee also adjusted the portion of the LTIP award made in the form of the cash retention component, increasing to 75% for the 2022 LTIP grants compared to 50% for the grants in 2021. With the addition of the one-time supplemental value, the effective vesting schedule for the total cash retention component is 20%, 60% and 20% on each of the first, second and third anniversaries of the grant date subject to continued employment with the Partnership and other terms and conditions in the award agreement. The cash retention component of the LTIP award is subject to service-based vesting requirements that span a three-year period. Additionally, the Compensation Committee maintains discretion to adjust the value of future LTIP award grants based on the Compensation Committee’s determination of our performance and the executive’s performance prior to any such future grants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans. Additionally, the Compensation Committee generally reviews and discusses the Compensation Discussion and Analysis with senior management of the Partnership as a part of the Partnership’s governance practices. Based on this review and discussion, the Compensation Committee has recommended to the Board of the General Partner that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Lee Jacobe (Chair)

James J. Cleary

Marguerite Woung-Chapman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2021, 2020 and 2019, as applicable.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Heath Deneke(5) President and Chief Executive Officer	2021		600,000	252,753	1,531,500	1,125,000	52,577	3,561,830
	2020		600,000	—	891,743	675,000	52,671	2,219,414
	2019	(6)	161,538	—	4,000,000	300,000	28,822	4,490,360

Marc D. Stratton(7) Former Executive Vice President and Chief Financial Officer	2021		350,000	123,143	512,195	437,500	33,152	1,455,990
	2020		350,000	—	208,073	262,500	34,171	854,744
	2019	(6)	262,500	—	768,500	170,625	28,800	1,230,425

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2021		350,000	400,000	512,195	437,000	31,675	1,730,870
	2020		102,308	—	355,000	87,500	10,262	555,070

(1)Amounts shown reflect the portion of the cash retention component of the LTIP awards granted to the NEOs in 2020 that vested in 2021, which was previously reported in full in 2020 in this column, but is no longer reflected in such column on grant and will, in accordance with SEC rules, be reported in the year in which it is earned. As a result of the GP Buy-In Transaction, the Partnership pays for 100% of the NEO’s compensation.

(2)Amounts shown reflect the grant date fair value of the phantom unit awards granted to the NEOs in 2021, 2020 and 2019, respectively, in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For the assumptions made in valuing these awards, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. For additional information, please refer to “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards.”

(3)Amounts shown represent the incentive bonus earned under the Partnership’s annual incentive bonus program in the fiscal year indicated but paid in the following fiscal year. As a result of the GP Buy-In Transaction, the Partnership pays for 100% of the NEO’s compensation.

(4)The table below presents the components of “All Other Compensation” allocated to SMLP for each NEO for the fiscal year ended December 31, 2021. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Retirement, Health and Welfare and Additional Benefits.” As a result of the GP Buy-In Transaction, the Partnership pays for 100% of the NEO’s compensation.

All Other Compensation
Name	Medical Insurance Premium ($)	Individual Tax Preparation ($)	Health Savings Account (HSA) Employer Contributions ($)	401(k) Plan Employer Contributions ($)	Membership Dues ($)	Other(a)	Total ($)
J. Heath Deneke	16,776	5,951	600	14,250	15,000	—	52,577
Marc D. Stratton(b)	16,800	1,502	600	14,250	—	—	33,152
James D. Johnston	16,725	—	600	14,250	—	—	31,675

(a)On one occasion, Mr. Deneke’s spouse accompanied Mr. Deneke on a flight resulting from an urgent company need that caused a change in Mr. Deneke’s travel itinerary and was integrally and directly related to the performance of his duties as President and Chief Executive Officer. No additional incremental operating cost was incurred by the Partnership as a result of the spousal accompaniment.

(b)Mr. Stratton’s employment terminated effective March 4, 2022.

(5)Mr. Deneke, the President and Chief Executive Officer, also served as a member of the Board but did not receive any additional compensation for serving on the Board.

(6)Amounts shown represent the portion of the NEO’s compensation allocated to the Partnership. Prior to closing the GP Buy-In Transaction in May 2020, compensation amounts for the NEO were allocated between the General Partner and SMLP.

(7)Mr. Stratton’s employment terminated effective March 4, 2022.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table sets forth information concerning annual incentive awards and phantom unit awards granted to the Partnership’s NEOs in fiscal year 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(2)	Grant Date Fair Value of Unit Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	(#)
J. Heath Deneke	2/17/2021	—	900,000	1,800,000	75,000	1,531,500
Marc D. Stratton(4)	2/17/2021	—	350,000	700,000	25,083	512,195
James D. Johnston	2/17/2021	—	350,000	700,000	25,083	512,195

(1)Represents annual incentive opportunities that may be awarded pursuant to the Partnership’s annual incentive program for the year ended December 31, 2021 with payment based upon the Partnership’s achievement of pre-established performance goals and other factors. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.”

(2)Represents grants of phantom units with distribution equivalent rights under the SMLP LTIP. As discussed above, these phantom units represent 50% of the value of the NEOs’ annual LTIP awards, with the other 50% of such value granted in the form of a cash retention component. The cash retention component is not reported in this table because it is a cash award subject to service-based vesting requirements. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards.”

(3)Amounts shown represent the fair value of the award on the date of the grant, in accordance with FASB ASC Topic 718. For the assumptions made in valuing these awards, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)Mr. Stratton’s employment terminated effective March 4, 2022.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2021 Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, non-equity incentive plan compensation and all other compensation can be found in the CD&A that precedes these tables.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table presents information regarding the outstanding equity awards held by the Partnership’s NEOs at December 31, 2021.

			Unit Awards
Name	Grant Date		Number of Phantom Units That Have Not Vested (#)(1)	Market Value of Phantom Units That Have Not Vested ($)(2)
J. Heath Deneke	2/17/2021		75,000	1,665,000
	3/23/2020		72,588	1,611,454
	9/16/2019		17,160	380,952
Marc D. Stratton(3)	2/17/2021		25,083	556,843
	3/23/2020		16,937	376,001
	11/15/2019	(4)	3,333	73,993
	3/15/2019		1,306	28,993
James D. Johnston	2/17/2021		25,083	556,843
	9/11/2020	(5)	16,666	369,985

(1)Except in the case of Messrs. Stratton and Johnston, each as noted below, phantom units granted to the NEOs vest ratably over a three-year period with the first tranche scheduled to vest on the first anniversary of the grant date, subject to continued employment, and accelerated vesting as provided in the applicable award agreement. The NEOs also receive distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date.

(2)Amounts were calculated using the closing price of SMLP’s publicly traded common units on December 31, 2021.

(3)Mr. Stratton’s employment terminated effective March 4, 2022.

(4)Phantom units granted on November 15, 2019 vest in their entirety on the third anniversary of the grant date.

(5)One-half of the phantom units and tandem cash awards granted on September 11, 2020 vested on March 31, 2021 (which portion is reflected in the Bonus column of the Summary Compensation Table above) and the other half vests on March 31, 2022.

Phantom Units Vested for Fiscal Year 2021

The following table represents information regarding the vesting of phantom units during the year ended December 31, 2021 with respect to the Partnership’s NEOs.

	Phantom Units
Name	Number of Phantom Units Vested (#)(1)	Value Realized on Vesting ($)(2)
J. Heath Deneke	53,454	1,796,025
Marc D. Stratton(3)	10,104	328,551
James D. Johnston	16,667	601,675

(1)Represents the number of phantom units that vested in 2021, plus the distribution equivalent rights earned in tandem.

(2)Represents the value of the phantom units that vested in 2021, plus the distribution equivalent rights earned in tandem. The value of the phantom units that vested was calculated using the closing price of SMLP’s publicly traded common units at the date of vesting.

(3)Mr. Stratton’s employment terminated effective March 4, 2022.

Pension Benefits

Currently, the Partnership does not sponsor or maintain a pension or defined benefit program for its NEOs. This policy may change in the future.

Nonqualified Deferred Compensation Table for Fiscal Year 2021

Effective May 28, 2020, the Deferred Compensation Plan was terminated resulting in payment of all remaining amounts deferred thereunder to participants or their designated beneficiaries, as applicable, in a single lump sum payment.

Potential Payments upon Termination or Change in Control

SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of SMLP. The following table sets forth information concerning potential amounts payable to the NEOs upon termination of employment under various circumstances, and upon a change in control, if such event took place on December 31, 2021.

Name and Principal Position	Triggering Event	Salary ($)	Bonus ($)	Pro-Rata Bonus ($)	Health Benefits ($)	Acceleration of Unvested LTIP Awards ($)(1)	Total ($)
J. Heath Deneke President and Chief Executive Officer(2)	Termination by Reason of Death or Disability	—	—	900,000	—	5,287,911	6,187,911
	Termination Without Cause	1,500,000	2,250,000	900,000	25,606	5,287,911	9,963,517
	Resignation for Good Reason	1,500,000	2,250,000	900,000	25,606	5,287,911	9,963,517
	Nonextension of Term by Partnership	1,500,000	2,250,000	900,000	25,606	5,287,911	9,963,517
	Change in Control(3)	—	—	—	—	5,287,911	5,287,911

Marc D. Stratton Former Executive Vice President and Chief Financial Officer(2)(4)	Termination by Reason of Death or Disability	—	—	350,000	—	1,658,365	2,008,365
	Termination Without Cause	525,000	525,000	350,000	25,606	1,658,365	3,083,971
	Resignation for Good Reason	525,000	525,000	350,000	25,606	1,658,365	3,083,971
	Nonextension of Term by Partnership	525,000	525,000	350,000	25,606	1,658,365	3,083,971
	Change in Control(3)	—	—	—	—	1,658,365	1,658,365

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary(2)	Termination by Reason of Death or Disability	—	—	350,000	—	1,703,078	2,053,078
	Termination Without Cause	525,000	525,000	350,000	25,606	1,703,078	3,128,684
	Resignation for Good Reason	525,000	525,000	350,000	25,606	1,703,078	3,128,684
	Nonextension of Term by Partnership	525,000	525,000	350,000	25,606	1,703,078	3,128,684
	Change in Control(3)	—	—	—	—	1,703,078	1,703,078

(1)Amounts represent the value of (a) the phantom units that vest upon the occurrence of a triggering event plus the earned distribution equivalent rights that vest in tandem and (b) the cash retention component that vests upon the occurrence of a triggering event. The value of the phantom units was calculated using the closing price of SMLP’s publicly traded common units on December 31, 2021.

(2)Messrs. Deneke’s and Johnston’s employment agreements provide that upon an Employer Nonrenewal or a Qualifying Termination, Messrs. Deneke and Johnston will receive a severance payment equal to, for Mr. Deneke, two and on-half times, and for Mr. Johnston, one and one-half times, the sum of their annual base salary and the higher of their target annual bonus and the annual bonus actually paid to them in respect of the immediately preceding year. Messrs. Deneke and Johnston are also entitled to receive a prorated annual bonus (based on target) if their employment is terminated by reason of death or disability or as a result of an Employer Nonrenewal or a Qualifying Termination. Any unvested equity awards granted to Messrs. Deneke and Johnston will immediately vest upon a Qualifying Termination, termination by reason of death or disability or a change in control. If any portion of the payments or benefits provided to Messrs. Deneke or Johnston in connection with a change in control becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to Messrs. Deneke and Johnston, respectively. Messrs. Deneke and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months. Receipt of these separation payments and benefits are subject to the execution of a release of claims, compliance with restrictive covenant provisions and the payment terms, as applicable, as described in “Compensation Discussion and Analysis—Employment and Severance Arrangements—Employment Agreements” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Based Compensation Awards.” Mr. Stratton’s employment agreement, which was terminated in connection with the termination of his employment on March 4, 2022, was substantially similar to Mr. Johnston’s employment agreement, except as described under “Compensation Discussion and Analysis—Employment and Severance Arrangements—Employment Agreements.” See “—Separation Agreement with Former Executive Officer.”

(3)Single-trigger event without a qualifying termination of employment.

(4)Pursuant to the employment agreement with Mr. Stratton in effect at December 31, 2021. Mr. Stratton’s employment terminated effective March 4, 2022. For more information regarding Mr. Stratton’s benefits as a result of his departure pursuant to the Separation Agreement, see “Compensation Discussion and Analysis—Employment and Severance Arrangements—Separation Agreement with Former Executive Officer.”

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for our last completed fiscal year.

For 2021, we determined our median employee by ranking our employees (other than the CEO) employed as of December 31, 2021 (the “determination date”) by the sum of each employee’s annualized base salary, his or her actual cash bonus received in 2021 for 2020 performance, and his or her actual overtime pay received in 2021. In annualizing each employee’s base salary, we used each employee’s base salary rate as of the determination date. We made no full-time equivalent adjustment for any employee, we had no temporary or seasonal workers as of the determination date, and we made no cost-of-living adjustments. The annual total compensation of our median employee (other than the CEO) for 2021 was $124,607, inclusive of 401(k) matching contributions, insurance benefits and an annual bonus payment. To determine the annual total compensation of our CEO for purposes of this disclosure, we chose the person who was serving as CEO as of the determination date and used the total compensation he received in 2021 as set forth in the Summary Compensation Table above. Accordingly, for purposes of this disclosure, we determined that the CEO’s annual total compensation for 2021 was $3,561,830. Based on the foregoing, we calculated the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees to be 28.6 to 1. Given the different methodologies that various public companies will use to determine an estimated pay ratio, our estimated pay ratio should not be used as a basis for comparison with ratios disclosed by other companies.

DIRECTOR COMPENSATION

In 2021, under the director compensation plan, the independent directors, which included Messrs. Cleary, Jacobe, McNally, Peters and Wohleber and Ms. Woung-Chapman in 2021, each received the following:

•an annual cash retainer of $80,000; and

•an annual award of common units, which was in the amount of 6,667 units in 2021.

In addition, under the director compensation plan, independent directors receive the following for their respective service on the committees of the Board:

•the Lead Director receives an additional annual retainer of $15,000;

•the chair of the Audit Committee receives an additional annual retainer of $15,000;

•the chair of the Nominating, Governance and Sustainability Committee receives an additional annual retainer of $10,000;

•the chair of the Compensation Committee receives an additional annual retainer of $12,000; and

•each independent member of the Audit Committee (other than the chair) receives an additional annual retainer of $7,000 and each independent member of any other committee (other than the chair) receives an additional annual retainer of $5,000.

Messrs. Cleary, Jacobe, McNally, Peters and Wohleber and Ms. Woung-Chapman were paid their compensation in March 2021.

The President or Chief Executive Officer serving as a director does not receive additional compensation for his role as a director. Therefore, Mr. Deneke did not receive any additional compensation for his role as a director in 2021.

The Partnership reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

The following table shows the compensation paid, including amounts deferred, under the Partnership’s director compensation plan in 2021.

Name	Fees earned or paid in cash ($)	Other fees ($)	Unit awards ($)(1)(2)	Total ($)
James J. Cleary	90,000	—	193,276	283,276
J. Heath Deneke	—	—	—	—
Lee Jacobe	92,000	—	193,276	285,276
Robert J. McNally	87,000	—	193,276	280,276
Jerry L. Peters	100,000	—	193,276	293,276
Robert M. Wohleber(3)	107,000	—	193,276	300,276
Marguerite Woung-Chapman	90,000	—	193,276	283,276

(1)Each director was granted 6,667 units in 2021, and the amount shown represents the grant date fair value of the unit awards as determined in accordance with FASB ASC Topic 718 and GAAP. These unit awards were fully vested on the grant date and, as a result, none of our non-employee directors held outstanding unit awards under the SMLP LTIP at December 31, 2021.

(2)The Compensation Committee determined the number of units awarded under the SMLP LTIP in February 2021. The Compensation Committee granted the number of units based on a per unit average value of approximately $15 for the immediately preceding month. The LTIP award value provided in this column was calculated based on our per unit price as of March 15, 2021, when the units were actually granted.

(3)Mr. Wohleber resigned from the Board on December 31, 2021.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Partnership’s common units of:

•each person who is known to us to beneficially own 5% or more of such units to be outstanding (based solely on Schedules 13D and 13G filed with the SEC prior to March 21, 2022);

•the General Partner;

•each of the directors and NEOs of the General Partner; and

•all of the current directors and executive officers of the General Partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.

In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units that a person has the right to acquire upon the vesting of phantom units where the units are issuable within 60 days of March 21, 2022, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of units beneficially owned is based on a total of 10,155,874 common units outstanding as of March 21, 2022.

Except as indicated by footnote, the persons named in the following table have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Invesco Ltd.(1)	914,071	9.0%
J. Heath Deneke(2)	86,753	*
James D. Johnston(2)(3)	31,542	*
Marc D. Stratton(2)(4)	37,382	*
William J. Mault(2)	2,042	*
Matthew B. Sicinski(2)	5,091	*
James J. Cleary(2)	17,278	*
Lee Jacobe(2)	25,960	*
Robert J. McNally(2)	17,278	*
Rommel M. Oates(2)	6,444	*
Jerry L. Peters(2)	27,308	*
Marguerite Woung-Chapman(2)	12,278	*
All current directors and executive officers as a group as of March 21, 2022 (consisting of 10 persons)	236,974	2.3%

* Less than 1%.

(1)Based solely on a Schedule 13G/A filed by Invesco Ltd. on February 12, 2021. Such filing indicates that Invesco Ltd., in its capacity as a parent holding company to its investment advisors, may be deemed to beneficially own 914,071 common units of the Partnership which are held of record by clients of Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(2)The address for this person is 910 Louisiana Street, Suite 4200, Houston, TX 77002.

(3)Includes common units which the individual has the right to acquire upon vesting of phantom units, where the units are issuable as of March 21, 2022 or within 60 days thereafter. Such units are deemed to be outstanding in calculating the percentage ownership of such individual (and all directors and officers as a group) but are not deemed to be outstanding as to any other person.

(4)Mr. Stratton’s employment terminated effective March 4, 2022, and therefore, the common units beneficially owned by such individual are based on the last Form 4 filed by or on behalf of such individual.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the General Partner’s directors and executive officers, and persons who own more than 10% of a registered class of the Partnership’s securities, to file with the SEC initial reports of ownership and reports of changes in ownership of SMLP’s common units and other equity securities. Based on the Partnership’s records, it believes that all directors, executive officers and persons who own more than 10% of the Partnership’s common units have complied with the reporting requirements of Section 16(a) except for (i) each of J. Heath Deneke’s, Marc Stratton’s and James Johnston’s reports on March 4, 2021 relating to the acquisition of phantom units on February 17, 2021, and (ii) a report on October 22, 2021 by Energy Capital Partners II, LLC, filing jointly with Energy Capital Partners II, LP, Energy Capital Partners II-A, LP, Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP and Energy Capital Partners II (Summit Co-Invest), LP, relating to two dispositions of common units on May 28, 2020 as a result of the GP Buy-In Transaction.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to the Partnership’s common units that may be issued under the SMLP LTIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	333,779	N/A	291,361
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	333,779	—	291,361

(1)Amount shown represents phantom unit awards outstanding under the SMLP LTIP at December 31, 2021. The awards are expected to be settled in common units upon the applicable vesting date and are not subject to an exercise price. Please see “Approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan” in Proposal No. 2 below.

PROPOSAL NO. 2
APPROVAL OF THE SUMMIT MIDSTREAM PARTNERS, LP 2022 LONG-TERM INCENTIVE PLAN

(Item 2 on the Proxy Card)

The Board has approved, subject to the approval of the Unitholders, and is asking the Unitholders to approve, the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (the “2022 LTIP”), as described below. If approved by the Unitholders, the 2022 LTIP will be effective on the date it is approved by the Unitholders (the “date of approval”) and will authorize for issuance with respect to awards under the 2022 LTIP 1,000,000 common units together with the number of units that remain available for issuance under the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended and restated on March 19, 2020 (for purposes of this section, the “Existing LTIP”), as of the date of approval, and the number of units underlying awards under the Existing LTIP that on or after the date of approval are forfeited or cancelled or otherwise terminate or expire without the delivery of units, in accordance with the terms of the 2022 LTIP. If the 2022 LTIP is approved, no further awards will be granted under the Existing LTIP. If the Unitholders do not approve the 2022 LTIP, the 2022 LTIP will not become effective, and no awards will be granted under the 2022 LTIP, the Existing LTIP will continue in effect and we may continue to grant awards under the Existing LTIP, subject to its terms, conditions and limitations.

The Board believes the 2022 LTIP is in the best interests of SMLP and its unitholders and it contains features that are consistent with sound corporate governance practices, including the following:

•Does not permit repricings without unitholder approval. Without unitholder approval, we may not amend any option or unit appreciation right (“UAR”) to reduce the exercise price or replace any option or UAR with cash or any other award when the exercise price of the option or UAR exceeds underlying units.

•Does not permit liberal share recycling. The 2022 LTIP provides that the following units underlying awards granted under the 2022 LTIP may not again be made available for issuance as awards under the 2022 LTIP: (i) units not issued or delivered as a result of the net settlement of an outstanding option or UAR, (ii) units used to pay the purchase price or withholding taxes related to an outstanding award and (iii) units repurchased on the open market with the proceeds of an option purchase price.

•Provides that the exercise price of options and UARs will not be lower than the fair market value of a unit on the grant date. The 2022 LTIP prohibits granting stock options and UARs with exercise prices lower than the fair market value of a unit on the grant date.

•Limited Terms for Options and UARs. The term for stock options and UARs granted under the 2022 LTIP is limited to ten years.

✓	The Board recommends that you vote “FOR” the approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan.

As described above under “Questions and Answers about the 2022 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Background

We believe that equity ownership by employees, particularly senior leadership, is important for us to be able to attract, retain and motivate our employees and directors while aligning the interests of our employees, consultants and directors with our unitholders. The 2022 LTIP will enable us to continue the use of this tool for the next several years. Without the 2022 LTIP, there are only 161,639 units available for grants of awards under the Existing LTIP, as of March 21, 2022. We want to ensure that we have sufficient units to satisfy our estimated LTIP value needs for the next annual grant in March 2023. An analysis performed by the Compensation Consultant shows that the value of our annual long-term incentive awards is competitive with those of our peers. Without the ability to satisfy LTIP award value with available units from the Existing LTIP or the 2022 LTIP, the balance of the value required to attract and retain employees and directors will need to be satisfied with dollar-denominated awards, and once the remaining available units are exhausted, all subsequent awards will be granted 100% in dollar-denominated awards. While we have used and continue to use dollar-denominated awards as needed to attract and retain employees to preserve the use of units in limited supply under the Existing LTIP, the 2022 LTIP will enable us to balance those awards with units to more closely align employees’ and directors’ interests with our unitholders. Accordingly, we believe that the benefits to our unitholders resulting from the ability to grant unit-based incentive awards to our employees and directors outweigh the potential dilutive effect of awards under the 2022 LTIP.

In determining the number of additional units being requested for grant under the 2022 LTIP, the Board considered the historical amounts of awards granted by SMLP in the last three calendar years. In calendar years 2021, 2020 and 2019, we made grants of unit-based awards under the Existing LTIP totaling 199,241, 345,997 and 127,540 units, respectively. In determining the number of additional units being requested for grant under the 2022 LTIP, we also considered the total amount of unit-based awards outstanding under existing awards as of March 21, 2022.

Our three-year unadjusted burn rate for equity awards made in fiscal years 2021, 2020 and 2019 equals 5.60%, based on our reported 2020 basic weighted average common units outstanding of 3.6 million common units. The burn rate calculated by certain proxy advisory firms will be higher, as their methodology for calculating the burn rate looks only at the gross number of units granted each year and applies a multiplier of 1.5 to any full value award. Furthermore, this methodology does not consider adjustments to the basic weighted average common units outstanding, which is a key component of the burn rate calculation.

Although the Partnership’s reported 2020 basic weighted average common units outstanding was reported at only 3.6 million common units, it had an actual common unit count outstanding at January 1, 2020 and December 31, 2020 of 6.2 million and 6.1 million, respectively. This was because the GP Buy-In Transaction, a transaction between entities under common control, caused a recast of the Partnership’s historical financial statements that reduced the beginning 2020 common unit count by 3.2 million common units to present a unit count of Summit Investments. Additionally, as a result of the GP Buy-In Transaction, during 2020, the Partnership acquired and subsequently reissued 2.3 million common units associated with the restructuring of a term loan held by Summit Midstream Partners Holdings, LLC, thereby reducing the basic weighted average common units outstanding during 2020. If the accounting impacts from the GP Buy-In Transaction were excluded from the burn rate analysis discussed above, our 2020 normalized basic weighted average unit count would be 6.1 million units and our three-year average burn rate calculated under the proxy advisory firms’ methodology would have been 6.42%. On an unadjusted basis, the burn rate would have been 4.28%, which is less than the industry benchmark.

Since 2019, the Board has taken several actions to conservatively manage unit issuances under its LTIP while also appropriately aligning management with the unitholders. These actions have included reducing the number of employees who receive LTIP awards, which has decreased from approximately 90 persons in 2019 to 20 persons in 2021. Additionally, the Board implemented a cash retention component to its NEO LTIP awards in 2020, 2021 and 2022, which, in addition to fostering retention, has preserved units available under the Existing LTIP.

Based on an analysis by the Compensation Consultant of the remaining units available for grant under the Existing LTIP, the number of awards outstanding under the Existing LTIP, our historic burn rate and the features of the Existing LTIP, the Board approved the 2022 LTIP and the unit pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation to our key contributors. Based on these same factors, we estimate that the unit pool under the 2022 LTIP will enable us to continue to make grants of unit-based awards at our historical average annual rates for approximately the next three years. If the 2022 LTIP is not approved by the Unitholders, then we may not be able to continue our equity-based long-term incentive program, and we may be required to increase the cash component of our executive compensation program to remain competitive and adequately compensate our employees. Upon the recommendation of the Compensation Committee, the Board therefore approved the 2022 LTIP, subject to the receipt of Unitholder approval at the 2022 Annual Meeting.

The 2022 LTIP will allow us to continue providing unit-based incentive awards to our employees and directors while maintaining what we believe to be reasonable burn rates and overhang.

The table below includes aggregated information regarding awards outstanding and the units available for future awards under the Existing LTIP as of March 21, 2022, and the number of additional units that would be available for issuance under the 2022 LTIP if it is approved by the Unitholders.

Plan Category	Existing LTIP	2022 LTIP	Total
Number of units available for issuance under authorized LTIP programs at March 21, 2022	161,639	—	161,639
Add: Units available for issuance upon approval of 2022 LTIP	—	1,000,000	1,000,000
Total units available for future issuance upon approval of 2022 LTIP	161,639	1,000,000	1,161,639
Additional awards currently outstanding under the Existing LTIP that may become available for future issuance under the 2022 LTIP (if such awards are forfeited or cancelled or terminate or expire without being settled)	331,322	—	1,492,961

Description of the 2022 LTIP

The following is a description of the material terms of the 2022 LTIP. The summary that follows is not intended to be complete, and we refer you to the copy of the 2022 LTIP set forth as Appendix B to this proxy statement for a complete statement of its terms and provisions.

General

The 2022 LTIP provides for awards of (i) unit awards, (ii) restricted units, (iii) phantom units, (iv) unit options, (v) unit appreciation rights, (vi) distribution equivalent rights, (vii) profits interest units and (viii) other unit-based awards to employees, directors or consultants providing services for or on behalf of SMLP, the General partner and any of our affiliates. The 2022 LTIP is designed to reward employees, consultants or non-employee directors of the Partnership, the General Partner or an affiliate of either. We believe that the

2022 LTIP will provide an opportunity for participants to acquire or increase their equity interests in us and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success, and will strengthen our ability to attract, retain and motivate qualified individuals to serve as employees, consultants or non-employee directors.

Administration

The 2022 LTIP will be administered by the Board or such committee of the Board as may be appointed by the Board (the “Committee”). Subject to certain limitations, the Committee may delegate the authority to grant or amend awards or to take other administrative actions to a committee of one or more members of the Board or one or more officers of the General Partner except that no officer of the General Partner may be delegated the authority to grant awards to, or amend awards held by, individuals subject to Section 16 of the Exchange Act or officers or directors of the General Partner to whom authority to grant or amend awards has been delegated.

Subject to the terms of the 2022 LTIP and applicable law, and in addition to other express powers and authorizations granted to the Committee by the 2022 LTIP, the Committee will have full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted to any participant; (iii) determine the number of common units to be covered by awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled, or forfeited or vesting of awards may be accelerated; (vi) interpret, construe and administer the 2022 LTIP and any award agreement or any related instrument or agreement under the 2022 LTIP; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2022 LTIP; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 LTIP.

Eligibility

Individuals eligible to receive awards under the 2022 LTIP are (i) employees of SMLP, the General Partner or any of their affiliates; (ii) individuals who render consulting services to SMLP, the General Partner or their or any of their affiliates (“consultants”); or (iii) members of the board of directors or board of managers, as the case may be, of SMLP, the General Partner or any of their affiliates who is not an employee or a consultant (“directors”). As of March 21, 2022, approximately 227 individuals, including four executive officers and six non-employee directors, were eligible to receive awards under the 2022 LTIP.

Units Subject to the 2022 LTIP

The maximum number of common units being requested under the 2022 LTIP is 1,000,000 common units, plus the units remaining under the Existing LTIP as of the date of approval (which maximum number of units that may remain available under the Existing LTIP and become available under the 2022 LTIP is 161,639), subject to adjustment as described in the “—Adjustments” section below. Units underlying awards granted under the 2022 LTIP or the Existing LTIP that (i) expire, terminate or are cancelled or annulled without having been exercised; (ii) are UAR awards settled in cash; or (iii) are restricted unit or phantom unit awards that are forfeited prior to becoming vested shall again be available for grant under the 2022 LTIP. The maximum number of units that could become available pursuant to the foregoing provisions under the Existing LTIP (assuming all of the awards outstanding under the Existing LTIP are forfeited) is 331,322 units. Units granted under the 2022 LTIP or the Existing LTIP that are (a) not issued or delivered as a result of the net settlement of an outstanding option or UAR; (b) used to pay the purchase price or withholding taxes related to an outstanding award; or (c) repurchased on the open market with the proceeds of an option purchase price will not be available for issuance under the 2022 LTIP. Notwithstanding the foregoing, there are no limitations on the number of awards that may be granted under the 2022 LTIP that are payable solely in cash.

Types of Awards

The 2022 LTIP provides for awards of (i) unit awards, (ii) restricted units, (iii) phantom units, (iv) unit options, (v) unit appreciation rights, (vi) distribution equivalent rights, (vii) profits interest units and (viii) other unit-based awards to eligible participants. All awards, further described below, are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Committee, in its discretion, subject to such limitations that are set forth in the 2022 LTIP. The number of common units subject to any award is also determined by the Committee in its discretion.

Unit Awards

Unit awards, which are awards denominated in common units, may be granted under the 2022 LTIP in such amounts and subject to such conditions as the Committee, in its discretion, may select.

Restricted Units

A restricted unit is a common unit granted under the 2022 LTIP that becomes vested and may be transferred upon completion of a restriction period. The Committee will determine the applicable restriction period, and the conditions under which the restricted units may become vested or forfeited, and any such other terms or conditions as determined by the Committee.

Phantom Units

A phantom unit is a notional or phantom unit granted under the 2022 LTIP that, upon vesting, entitles the holder to receive an amount of cash equal to the Fair Market Value (as defined below) of one common unit or, in the discretion of the Committee, one common unit. The Committee will determine the conditions under which the phantom units may become vested or forfeited and such other terms or conditions as determined by the Committee. The Committee will specify, or may permit the participant to elect, the conditions and dates or events upon which the common units underlying the phantom unit award shall be issued to the participant, except that such common units may not be issued earlier than the date on which the phantom unit award vests.

Unit Options

Options are rights to purchase a specified number of common units at a specified price (the “exercise price”). The exercise price per common unit purchasable under such option will be determined by the Committee at the time the option is granted, but may not be less than 100% of the Fair Market Value (as defined below) per common unit as of the date of grant. The term of each option will be for a period as determined by the Committee, but may not exceed 10 years. The Committee will determine the exercise terms of the options, which may include provisions for accelerated vesting upon the achievement of specified performance goals or other events, and the methods by which payment of the exercise price may be made.

Unit Appreciation Rights

A unit appreciation right or “UAR” is an award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a common unit on the exercise date over the exercise price established for such UAR. The term of each UAR will be for a period as determined by the Committee, but may not exceed 10 years.

Distribution Equivalent Rights

A distribution equivalent right or “DER” represents a contingent right to receive an amount of cash, units, restricted units and/or phantom units equal in value to the distributions made by SMLP with respect to a unit during a specified period. DERs may be granted in tandem with another award or as a separate award. The Committee will determine whether the DERs are paid directly to a participant or are credited to a bookkeeping account (with or without interest in the discretion of the Committee) and will determine any applicable vesting restrictions, payment provisions or such other provisions or restrictions as the Committee determines appropriate in its sole discretion.

Profits Interest Units

Profits interest units are intended to qualify as “profits interests” under applicable IRS guidance and may be granted under the 2022 LTIP in such amounts and subject to such terms and conditions or restrictions as the Committee, in its discretion, may select. Such grants of profits interest units may be made to a participant (i) in the participant’s capacity as a partner of the Partnership, (ii) in anticipation of the participant becoming a partner of the Partnership or (iii) as otherwise determined by the Committee.

Other Unit-Based Awards

Other unit-based awards may be granted under the 2022 LTIP in such amounts as the Committee, in its discretion, may select. Other unit-based awards may be denominated or payable in, valued in or otherwise based on or related to the common units, in whole or in part. The Committee will determine the terms and conditions, if any, of any other unit-based awards. Upon vesting, other unit-based awards can be paid in cash, common units or any combination thereof as provided in the applicable award agreement.

Fair Market Value

The “Fair Market Value” of a common unit means, as of any given date, the closing sales price on such date of a common unit of SMLP on the NYSE, or if common units are not listed on the NYSE, any other national securities exchange on which the common units are listed or on an inter-dealer quotation system, in any case, as reported in such source as the Committee shall select. In the event common units are not publicly traded on a national securities exchange or other market at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value will be made in good faith by the Committee and, to the extent applicable, in compliance with the requirements of Section 409A of the Internal Revenue Code.

Limits on Transfer of Awards

Each option and UAR will be exercisable only by the participant during the participant’s lifetime, or by the person to whom the participant’s rights will pass by will or the laws of descent and distribution. No award and no right under any such award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us, the General Partner or any affiliate. Notwithstanding the foregoing, to the extent specifically provided by the Committee with respect to an award, an award may be transferred by a participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or to other transferees specifically approved by the Committee.

Adjustments

In the event of any non-cash distribution, common unit split, combination or exchange of common units, merger, consolidation or distribution (other than normal cash distributions) of SMLP’s assets to unitholders, or any other change affecting the common units of the partnership (other than an “equity restructuring”), the 2022 LTIP allows the Committee to make equitable adjustments to reflect such event to: (i) the aggregate number and kind of units that may be issued under the 2022 LTIP; (ii) the number and kind of units (or other securities or property) subject to outstanding awards; (iii) the terms and conditions of any outstanding awards; and (iv) the grant or exercise price per unit of any outstanding award.

In the event of an “equity restructuring” event (within the meaning of ASC Topic 718) that could result in an additional compensation expense to the General Partner or SMLP pursuant to ASC Topic 718 if adjustments to awards with respect to such event were discretionary, the 2022 LTIP provides for the Committee to equitably adjust the number and type of common units covered by each outstanding award and the terms and conditions thereof to equitably reflect such event and provides for the Committee to adjust the number of common units with respect to which awards may be granted under the 2022 LTIP. If a similar event would not result in an ASC Topic 718 accounting charge, the Committee is provided the discretion to adjust awards and the number and type of common units with respect to which awards may be granted under the 2022 LTIP.

Change in Control and Certain Other Events

Upon the occurrence of a change in control, an event described in the “—Adjustments” section above, a change in applicable laws or regulations affecting the 2022 LTIP or awards thereunder, or any change in accounting principles affecting the financial statements of the General Partner or SMLP, the 2022 LTIP permits the Committee, in its sole discretion, to: (i) provide for either (a) the termination of any award in exchange for an amount, if any, equal to the amount that would have been attained upon the exercise of the award or realization of the participant’s rights under the award or (b) the replacement of the award with other rights or property selected by the Committee in its sole discretion; (ii) provide that the award be assumed by the successor or survivor entity or be exchanged for similar options, rights or awards with appropriate adjustments as to the number and kind of equity interests and prices; (iii) make adjustments in the number and type of units (or other securities or property) subject to outstanding awards, the number and kind of outstanding awards, the terms and conditions of, and the vesting and performance criteria included in, outstanding awards; (iv) provide that such award may vest or be exercisable or payable; and (v) provide that the award cannot be exercised or become payable after such event. The Committee will not make any such adjustments to the extent that such action would cause an award to result in taxation under Section 409A, to the extent applicable to such award.

Amendment and Termination

Except as required by applicable law or the rules of the principal securities exchange on which the common units are traded, the Committee may amend, alter, suspend, discontinue, or terminate the 2022 LTIP in any manner and for any reason, without the consent of any partner, participant, other holder or beneficiary of an award, or other person; however, the Board must obtain unitholder approval of any amendment to the 2022 LTIP to the extent necessary to comply with applicable law or securities exchange listing standards or rules.

Duration

Once effective, the 2022 LTIP will continue until the earliest of (i) the 2022 LTIP’s termination date as established by the Committee, or (ii) the 10th anniversary of the Effective Date.

Tax Effects of Awards under the 2022 LTIP

The following is a general summary of the current federal income tax consequences of awards granted under the 2022 LTIP. This general summary does not purport to be complete, does not describe any state, local or non-U.S. tax consequences, and does not address issues related to the tax circumstances of any particular recipient of an award under the 2022 LTIP.

Unit Awards

The recipient of a unit award will recognize ordinary income upon the receipt of common units in satisfaction of the award, in an amount equal to the fair market value of the common units received.

Restricted Units

The recipient of a restricted unit award will not recognize income upon the grant of restricted units if such units are subject to a substantial risk of forfeiture for federal income tax purposes. If the recipient makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the transfer of the restricted units to him or her, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of the units at the time of transfer over the amount paid, if any, by the recipient for the units. In addition, after the Section 83(b) election, the recipient will be treated as a unitholder for tax purposes.

If the recipient does not make a Section 83(b) election, the recipient will recognize ordinary income when the forfeiture restrictions lapse, in an amount equal to the excess of the fair market value of the common units on the date the forfeiture restrictions lapse over the amount paid, if any, for the common units. A recipient that does not make a Section 83(b) election will not be treated as a unitholder for tax purposes until the forfeiture restrictions lapse.

Phantom Units

The recipient of a phantom unit award will not recognize income at the time of the award. Upon the payment of cash or transfer of common units in satisfaction of the award, the recipient will recognize ordinary compensation income equal to the fair market value of any cash or common units received.

Unit Options

There are no federal income tax consequences to optionees upon the grant of an option to purchase common units. Generally, upon the exercise of an option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise equal to the excess of the fair market value of the common units on the date of exercise over the option price paid for the common units. The holder will generally have a tax basis in any units received pursuant to the exercise of an option that equals the fair market value of such units on the date of exercise.

Unit Appreciation Rights

The recipient of a UAR will not recognize income at the time of the award. Upon exercise of a UAR, the recipient will recognize ordinary income equal to the fair market value of any cash or common units received.

Distribution Equivalent Rights

The recipient of a DER will not recognize income at the time of the award. Upon a distribution with respect to a DER, the recipient will recognize ordinary income equal to the fair market value of any cash or common units received.

2022 LTIP Benefits

Because awards under the 2022 LTIP are granted at the discretion of the Committee, we cannot determine or predict the value, number or type of awards to be granted pursuant to the 2022 LTIP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not had any related person transactions since January 1, 2021, other than as described under “—Agreements with Executive Officers.”

Agreements with Executive Officers

The employment agreements with our executive officers and the Separation Agreement with Mr. Stratton are described under “Compensation Discussion and Analysis—Employment and Severance Arrangements.”

Review, Approval and Ratification of Related Person Transactions

The Board has a policy for the identification, review and approval of certain related person transactions. The policy provides for the review and (as appropriate) approval by a Conflicts Committee, as may be established from time to time by the Board, of transactions between SMLP and its subsidiaries, on the one hand, and related persons (as that term is defined in SEC rules), on the other hand. Pursuant to the policy, the General Counsel of the General Partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction.

For purposes of the policy, a “related person” is any director or executive officer of the General Partner, any nominee for director, any unitholder known to SMLP to be the beneficial owner of more than 5% of any class of SMLP’s common units, and any immediate family member, affiliate or controlled subsidiary of any such person. A “related person transaction” is generally a transaction in which SMLP is, or the General Partner or any of SMLP’s subsidiaries is, a participant, where the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. Transactions resolved under the conflicts provision of the Partnership Agreement are not required to be reviewed or approved under the policy.

If, after weighing all of the facts and circumstances, the General Counsel of the General Partner determines that a proposed transaction is a related person transaction that requires review or approval and the transaction meets certain monetary thresholds or involves certain related persons, management must present the proposed transaction to a Conflicts Committee for advance approval. Transactions that do not meet the designated monetary threshold or involve certain related persons are reviewed on a quarterly basis and do not require approval by a Conflicts Committee.

The policy described above was adopted by the Board on March 7, 2013.

AUDIT COMMITTEE REPORT

Management of Summit Midstream GP, LLC is responsible for SMLP’s internal controls and the financial reporting process. Deloitte & Touche LLP, SMLP’s independent registered public accounting firm for the year ended December 31, 2021, is responsible for performing an independent audit of SMLP’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and generally accepted auditing standards, and an audit of SMLP’s internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of SMLP’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.

The Audit Committee has reviewed and discussed SMLP’s audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of SMLP be included in SMLP’s Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Audit Committee:

Jerry L. Peters (Chair)

Lee Jacobe

Robert J. McNally

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on the Proxy Card)

On March 16, 2022, the Audit Committee recommended, and the Board approved, having Deloitte & Touche LLP serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021 and has served as such since 2009.

✓	The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

The Board requests Unitholder approval of the following resolution:

RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm for SMLP for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of SMLP and its subsidiaries for the fiscal year ending December 31, 2022 is hereby approved and ratified.

As described above under “Questions and Answers about the 2022 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes (none of which are expected for this proposal) will have the same effect as a vote against this proposal.

The Audit Committee is responsible for recommending, for Unitholder ratification, our independent registered public accounting firm. If Unitholders fail to approve the ratification of the appointment of Deloitte & Touche LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than Deloitte & Touche LLP could be secured to deliver any or all of our independent auditing services required for 2022. The Audit Committee, however, would take the lack of Unitholder approval into account when recommending an independent registered public accounting firm for 2023.

Representatives of Deloitte & Touche LLP are expected to be present at the 2022 Annual Meeting to respond to appropriate questions raised at the 2022 Annual Meeting or submitted to them in writing prior to the 2022 Annual Meeting. The representatives also may make a statement if they desire to do so.

Deloitte & Touche LLP Fees

The fees billed by Deloitte & Touche LLP, as principal accountant, for the audit of the Partnership’s consolidated financial statements and other services rendered for the years ended December 31, 2021 and 2020 follow:

	Year Ended December 31,
Category of Service	2021	2020
Audit fees(1)	$1,329,576	$1,522,293
Audit-related fees(2)	100,000	100,000
Tax fees(3)	561,094	588,156
All other fees	—	—
Total	$1,990,670	$2,210,449

(1)Audit fees are fees billed by Deloitte & Touche LLP for professional services for the audit and quarterly reviews of the Partnership’s consolidated financial statements, review of other SEC filings, including registration statements, and issuance of comfort letters and consents.

(2)Audit-related fees for the year ended December 31, 2021 are associated with the Partnership’s November 2021 debt refinancing, and audit-related fees for the year ended December 31, 2020 are associated with 2020 equity exchange offers and regulatory filings.

(3)Tax fees are billed by Deloitte Tax LLP for tax compliance services, including the preparation of state, federal and Schedule K-1 tax filings and other tax planning and advisory services.

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of SMLP’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Audit Committee shall have sole authority to pre-approve all audit, audit-related and permitted non-audit engagements with the independent auditor, including the fees and other terms of such engagements. The independent auditor shall report directly to the Audit Committee. The Audit Committee may consult with management but may not delegate these responsibilities to management.

In 2021, all of the services rendered by Deloitte & Touche LLP were pre-approved specifically by the Audit Committee. None of the services provided by Deloitte & Touche LLP were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL NO. 4
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Item 4 on the Proxy Card)

Pursuant to Section 14A of the Exchange Act and SEC rules, we are providing the Unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

✓	The Board recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

The Board requests Unitholder approval of the following advisory resolution:

RESOLVED, that the common unitholders of Summit Midstream Partners, LP approve, on an advisory basis, the compensation of the named executive officers of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, as disclosed in the proxy statement for Summit Midstream Partners, LP’s 2022 Annual Meeting of Limited Partners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, notes and narrative discussion.

As described above under “Questions and Answers about the 2022 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

This advisory say-on-pay resolution is not binding on SMLP, the General Partner, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect that the next say-on-pay advisory vote will occur at our annual meeting of limited partners to be held in 2023.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Item 5 on the Proxy Card)

Pursuant to SEC rules, we are providing the Unitholders with the opportunity to cast an advisory vote regarding whether the advisory vote on executive compensation (as described above in Proposal No. 4) should occur every one, two or three years. Unitholders have the option of selecting a frequency of one, two or three years, or abstaining.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Partnership, and therefore the Board recommends that you support a frequency period of every year for future advisory votes on executive compensation.

✓	The Board recommends that you vote “FOR” every “one year” as the frequency for an advisory vote on executive compensation.

We believe that an annual approach will provide a clear, simple means for common unitholders to timely express their views on our executive compensation programs and enable the Board and the Compensation Committee to determine current unitholder sentiment. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures.

The following resolution is submitted for an advisory vote by Unitholders at the 2022 Annual Meeting:

RESOLVED, that an advisory unitholder vote to approve the compensation paid to the named executive officers of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, as disclosed in the Compensation Discussion and Analysis, compensation tables, notes and narrative discussion in the proxy statements for Summit Midstream Partners, LP’s annual meetings of limited partners, be submitted to Summit Midstream Partners, LP’s common unitholders every: (i) one year, (ii) two years, or (iii) three years, with such frequency that receives the highest number of votes cast being the preferred advisory vote of common unitholders.

As described above under “Questions and Answers about the 2022 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Unitholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. However, because this proposal has three possible substantive options (every one year, two years or three years), if no option receives the affirmative vote of a majority of the Voting Units entitled to vote at the meeting, we will consider Unitholders to have “approved” the option receiving the greatest number of votes. Abstentions and broker non-votes will have the same effect as a vote against each of the three possible options to this proposal.

This advisory vote is not binding on SMLP, the General Partner, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of conducting a say-on-pay advisory vote. However, Unitholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of limited partners.

We expect that the next say-on-pay frequency advisory vote will occur at our annual meeting of limited partners to be held in 2028.

ADDITIONAL INFORMATION

Advance Notice Required for Limited Partner Proposals and Nominations

If you wish to submit a limited partner proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before December 1, 2022. In addition, limited partner proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

The Partnership Agreement enables limited partners, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2023 Annual Meeting and have such nominee included in our proxy statement, you must comply with the requirements contained in the Partnership Agreement, including the requirement to provide timely notice in writing. Your written notice must be received by the General Partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than February 9, 2023 and no earlier than January 10, 2023. The Partnership Agreement also contains other requirements, such as requirements regarding ownership and the content of the written notice.

Limited partners are urged to review all applicable rules and the Partnership Agreement and consult legal counsel before submitting a proposal or nomination.

Other Business

If any matters not referred to in this proxy statement properly come before the 2022 Annual Meeting or any adjournments thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the common units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2022 Annual Meeting.

Availability of Annual Report on Form 10-K

Consolidated financial statements and related information for SMLP, including audited financial statements for the year ended December 31, 2021, are contained in our Annual Report on Form 10-K for the year ended December 31, 2021. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including the financial statements, are available without charge to Unitholders upon written request to Ross Wong, Senior Director, Corporate Development & Finance at the address indicated on the cover page of this proxy statement or on the Partnership’s website under the “SEC Filings” subsection of the “Investors” section at www.summitmidstream.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC’s rules allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the “Proxy Materials”) to two or more common unitholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for common unitholders, and cost savings for companies, by reducing the number of duplicate documents that common unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple common unitholders sharing the same address, unless we have received contrary instructions. If your common units are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.

If your common units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold common units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to American Stock Transfer & Trust Company (“AST”), our transfer agent, at AST, Attn: Data Entry, 6201 15th Avenue, Brooklyn, NY 11216, calling AST at 800-937-5449 or emailing help@astfinancial.com. You may also send a written request for Proxy Materials to our Investor Relations department at the address indicated on the cover page of this proxy statement. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any common unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent

AST serves as our transfer agent, registrar and distribution paying agent with respect to our common units. Correspondence relating to any common unit accounts, distributions or transfers of common unit certificates should be addressed to:

AST

ATTN: AST Operations Center

6201 15th Avenue
Brooklyn, NY 11219

Call toll-free at: 800-937-5449

Or +1 718-921-8124 (local and international)

Email: help@astfinancial.com

A-1

APPENDIX A

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA

We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to minimum volume commitment (“MVC”) shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;

•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

APPENDIX B

SUMMIT MIDSTREAM PARTNERS, LP
2022 LONG-TERM INCENTIVE PLAN

SECTION 1. Background of the Plan.

Summit Midstream GP, LLC, a Delaware limited liability company (the “Company”), the general partner of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) adopts this Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (the “Plan”) effective as of March 16, 2022 (the “Effective Date”).

SECTION 2. Purpose of the Plan.

The Plan is intended to promote the interests of the Partnership, the Company and their Affiliates by providing incentive compensation awards denominated in, or based on, Units to Employees, Consultants and Directors to encourage superior performance. The Plan is also intended to enhance the ability of the Partnership, the Company and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership, the Company and their Affiliates and to encourage them to devote their best efforts to advancing the business of the Partnership, the Company and their Affiliates.

SECTION 3. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation – Stock Compensation, or any successor accounting standard.

“Award” means an Option, Restricted Unit, Phantom Unit, DER, Substitute Award, Unit Appreciation Right, Unit Award or Profits Interest Unit granted under the Plan.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the board of directors or board of managers, as the case may be, of the Company.

“Cause” means, unless otherwise set forth in an Award Agreement or other written agreement between the applicable Participant and the Company, the Partnership or any of their Affiliates (as in effect on the date the applicable Award is granted to such Participant), a finding by the Committee, before or after the Participant’s termination of Service, of: (i) any material failure by the Participant to perform the Participant’s duties and responsibilities under any written agreement between the Participant and the Company, the Partnership or any of their Affiliates; (ii) any act of fraud, embezzlement, theft or misappropriation by the Participant relating to the Company, the Partnership or any of their Affiliates; (iii) the Participant’s commission of a felony or a crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of the Participant’s duties and responsibilities with the Company, the Partnership or any of their Affiliates or which adversely affects the image, reputation or business of the Company, the Partnership or their Affiliates; or (v) any material breach by the Participant of any agreement between the Company, the Partnership or any of their Affiliates, on the one hand, and the Participant on the other. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the impact thereof, will be final for all purposes.

“Change in Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i)any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or an Affiliate of the Company (as determined immediately prior to such event), shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership;

(ii)the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership;

(iii)the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, the Partnership or an Affiliate of the Company or the Partnership; or

(iv)a transaction resulting in a Person other than the Company or an Affiliate of the Company (as determined immediately prior to such event) being the sole general partner of the Partnership.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, then, to the extent required to comply with Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), and as relates to the holder of such Award, to the extent required to comply with Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board, except that it shall mean such committee of the Board as is appointed by the Board to administer the Plan, or as necessary to comply with applicable legal requirements or listing standards.

“Consultant” means an individual who renders consulting services to the Company, the Partnership or any of their Affiliates.

“DER” means a distribution equivalent right, representing a contingent right to receive an amount in cash, Units, Restricted Units and/or Phantom Units equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the board of directors or board of managers, as the case may be, of the Company, the Partnership or any of their Affiliates who is not an Employee or a Consultant (other than in that individual’s capacity as a Director).

“Disability” means, unless otherwise set forth in an Award Agreement or other written agreement between the applicable Participant and the Company, the Partnership or any of their Affiliates (as in effect on the date the applicable Award is granted to such Participant), as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Company’s, the Partnership’s or one of their Affiliates’ long-term disability insurance policy or plan, as applicable, for employees as then in effect; or in the event that a Participant is not covered, for whatever reason, under any such long-term disability insurance policy or plan for employees of the Company, the Partnership, or one of their Affiliates or the Company, the Partnership or one of their Affiliates does not maintain such a long-term disability insurance policy, “Disability” means a total and permanent disability within the meaning of Section 22(e)(3) of the Code; provided, however, that if a Disability constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, then, to the extent required to comply with Section 409A, the Participant must also be considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

“Employee” means an employee of the Company, the Partnership or any of their Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Units on the New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Units are listed or on an inter-dealer quotation system, in any case, as reported in such source as the Committee shall select. If there is no regular public trading market for the Units, the Fair Market Value of the Units shall be determined by the Committee in good faith and, to the extent applicable, in compliance with the requirements of Section 409A.

“Option” means an option to purchase Units granted pursuant to Section 7(a) of the Plan.

“Other Unit-Based Award” means an award granted pursuant to Section 7(f) of the Plan.

“Participant” means an Employee, Consultant or Director granted an Award under the Plan and any authorized transferee of such individual.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Phantom Unit” means a notional interest granted under the Plan that, to the extent vested, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Prior Plan” means the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan, as amended.

“Profits Interest Unit” means to the extent authorized by the Partnership Agreement, an interest in the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted pursuant to Section 7(b) of the Plan that is subject to a Restricted Period.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that are in effect at any given time or that may be issued thereafter.

“Service” means service as an Employee, Consultant or Director. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, without limitation, the questions of whether and when a termination of Service occurred and/or resulted from a discharge for Cause, and all questions of whether particular changes in status or leaves of absence constitute a termination of Service. The Committee, in its sole discretion and subject to the terms of any applicable Award Agreement, may determine that a termination of Service has not occurred in the event of (i) a termination where there is simultaneous commencement by the Participant of a relationship with the Partnership, the Company or any of their Affiliates as an Employee, Director or Consultant or (ii) a termination which results in a temporary severance of the service relationship.

“Substitute Award” means an award granted pursuant to Section 7(g) of the Plan.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” or “UAR” means a contingent right that entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR.

“Unit Award” means an award granted pursuant to Section 7(d) of the Plan.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee, subject to subsection (b) below; provided, however, that in the event that the Board is not also serving as the Committee, the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. The governance of the Committee shall be subject to the charter, if any, of the Committee as approved by the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited or vesting of Awards may be accelerated; (vi) interpret, construe, and administer the Plan, any Award Agreement and any related instrument or agreement made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award Agreement or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any of their Affiliates, any Participant and any beneficiary of any Participant.

(b) To the extent permitted by applicable law and the rules of any securities exchange on which the Units are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Section 4(a); provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, or (ii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent that it is permissible under applicable provisions of the Code and applicable securities laws and the rules of any securities exchange on which the Units are listed, quoted or traded. Any delegation hereunder shall be subject to such restrictions and limitations as the Board or Committee, as applicable, specifies at the time of such delegation, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(b) shall serve in such capacity at the pleasure of the Board and the Committee.

SECTION 5. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 5(c), the number of Units that may be delivered with respect to Awards under the Plan is 1,000,000, plus the number of Units that remain available for Awards under the Prior Plan as of the date this Plan is approved by the unitholders in accordance with Section 10. The Units subject to (i) any Award granted under the Plan or the Prior Plan that shall expire, terminate or be cancelled or annulled for any reason without having been exercised, (ii) any Award of any UAR granted under the Plan or the Prior Plan the terms of which provide for settlement in cash, and (iii) any Award of Restricted Units or Phantom Units under the Plan or the Prior Plan that shall be forfeited prior to becoming vested (provided that the holder received no benefits of ownership of such Restricted Units or Phantom Units other than voting rights and the accumulation of DERs, if any, and unpaid DERs, if any, that are likewise forfeited) shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following Units may not again be made available for issuance as Awards under the Plan: (a) Units not issued or delivered as a result of the net settlement of an outstanding Option or UAR, (b) Units used to pay the purchase price or withholding taxes related to an outstanding Award, and (c) Units repurchased on the open market with the proceeds of an Option purchase price. To the extent permitted by applicable law and securities exchange rules, Substitute Awards and Units issued in assumption of, or in substitution for, any outstanding awards of any entity in connection with a merger, consolidation or acquisition of such entity by the Partnership or any Affiliate thereof shall not be counted against the Units available for issuance pursuant to the Plan. There shall not be any limitation on the number Awards that may be paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from the Partnership, any Affiliate thereof or any other Person, or Units otherwise issuable by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Anti-dilution Adjustments.

(i)Equity Restructuring. With respect to any “equity restructuring” event (within the meaning of ASC Topic 718) that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.

(ii)Other Changes in Capitalization. In the event of any non-cash distribution, Unit split, combination or exchange of Units, merger, consolidation or distribution (other than normal cash distributions) of Partnership assets to unitholders, or any other change affecting the Units of the Partnership, other than an “equity restructuring,” the Committee may make equitable adjustments, if any, to reflect such change with respect to (A) the aggregate number and kind of Units that may be issued under the Plan; (B) the number and kind of Units (or other securities or property) subject to outstanding Awards; (C) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (D) the grant or exercise price per Unit for any outstanding Awards under the Plan.

SECTION 6. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 7. Awards.

(a) Options and UARs. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options and/or UARs may be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. Options which are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(A) and UARs which are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(B) or, in each case, any successor regulation, may be granted only if the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iii), or any successor regulation, are satisfied. Options and UARs that are otherwise exempt from or compliant with Section 409A may be granted to any eligible Employee, Consultant or Director.

(i)Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but, except with respect to a Substitute Award, may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii)Time and Method of Exercise. The Committee shall determine the exercise terms and any applicable Restricted Period with respect to an Option or UAR, which may include, without limitation, provisions for accelerated vesting upon the achievement of specified performance goals and/or other events, and the method or methods by which payment of the exercise price with respect to an Option or UAR may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, withholding Units having a Fair Market Value on the exercise date equal to the relevant exercise price from the Award, a “cashless” exercise through procedures approved by the Company, or any combination of the foregoing methods.

(iii)Exercise of Options and UARs on Termination of Service. Each Option and UAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option or UAR following a termination of the Participant’s Service. Unless otherwise determined by the Committee, if the Participant’s Service is terminated for Cause, the Participant’s right to exercise the Option or UAR shall terminate as of the start of business on the effective date of the Participant’s termination. Unless otherwise determined by the Committee, to the extent the Option or UAR is not vested and exercisable as of the termination of Service, the Option or UAR shall terminate when the Participant’s Service terminates.

(iv)Term of Options and UARs. The term of each Option and UAR shall be stated in the Award Agreement, provided, that the term shall be no more than ten (10) years from the date of grant thereof.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units and/or Phantom Units may be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the applicable Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions, including, without limitation, restrictions on transferability, as the Committee may establish with respect to such Awards.

(i)Payment of Phantom Units. The Committee shall specify, or permit the Participant to elect in accordance with the requirements of Section 409A, the conditions and dates or events upon which the cash or Units underlying an award of Phantom Units shall be issued, which dates or events shall not be earlier than the date on which the Phantom Units vest and become nonforfeitable and which conditions and dates or events shall be subject to compliance with Section 409A (unless the Phantom Units are exempt therefrom).

(ii)Vesting of Restricted Units. Upon or as soon as reasonably practicable following the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 9(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate (or book-entry account, as applicable) so that the Participant then holds an unrestricted Unit.

(c) DERs. The Committee shall have the authority to determine the Employees, Consultants and/or Directors to whom DERs may be granted, whether such DERs are tandem or separate Awards, whether the DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), any vesting restrictions and payment provisions applicable to the DERs, and such other provisions or restrictions as determined by the Committee in its discretion, all of which shall be specified in the applicable Award Agreements. Distributions in respect of DERs shall be credited as of the distribution dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed, is forfeited or expires, as determined by the Committee. Such DERs shall be converted to cash, Units, Restricted Units and/or Phantom Units by such formula and at such time and subject to such limitations as may be determined by the Committee. Tandem DERs may be subject to the same or different vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Notwithstanding the foregoing, DERs shall only be paid in a manner that is either exempt from or in compliance with Section 409A.

(d) Unit Awards. Awards of Units may be granted under the Plan (i) to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select, and (ii) subject to such other terms and conditions, including, without limitation, restrictions on transferability, as the Committee may establish with respect to such Awards.

(e) Profits Interest Units. Any Award consisting of Profits Interest Units may be granted to an Employee, Consultant or Director for the performance of services to or for the benefit of the Partnership (i) in the Participant’s capacity as a partner of the Partnership, (ii) in anticipation of the Participant becoming a partner of the Partnership, or (iii) as otherwise determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose.

(f) Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to such Employees, Consultants and/or Directors as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any Other Unit-Based Award. Upon vesting, an Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

(g) Substitute Awards. Awards may be granted under the Plan in assumption of, or in substitution for, similar awards held by individuals who are or who become Employees, Consultants or Directors in connection with a merger, consolidation or acquisition, by the Partnership or an Affiliate, of another entity or the securities or assets of another entity. Such Substitute Awards that are Options or UARs may have exercise prices less than the Fair Market Value of a Unit on the date of the substitution if such substitution complies with Section 409A and other applicable laws and securities exchange rules.

(h) Substitution of Awards. Notwithstanding anything herein to the contrary, without first obtaining approval of the Company’s unitholders, (i) the exercise price of outstanding Options and base price of outstanding UARs may not be reduced and (ii) Options and UARs with an exercise price or base price, respectively, above current market price may not be cancelled, substituted, exchanged, or surrendered and replaced with Options or UARs with a lower exercise price or base price, other Awards, or cash.

(i) General.

(i)Award Agreements. Each Award shall be evidenced by an Award Agreement that shall reflect any vesting conditions and shall also contain such other terms, conditions and limitations as shall be determined by the Committee in its sole discretion. Where signature or electronic acceptance of the Award Agreement by the Participant is required, any such Awards for which the Award Agreement is not signed or electronically accepted shall be forfeited.

(ii)Forfeitures. Except as otherwise provided in the terms of an Award Agreement, upon termination of a Participant’s Service for any reason during an applicable Restricted Period, all outstanding, unvested Awards held by such Participant shall be automatically forfeited by the Participant for no consideration. Notwithstanding the immediately preceding sentence, the Committee may, in its discretion, waive in whole or in part such forfeiture with respect to any such Award; provided, that any such waiver shall be effective only to the extent that such waiver will not cause any Award intended to satisfy the requirements of Section 409A to fail to satisfy such requirements or any Award intended to be exempt from Section 409A to become subject to and fail to satisfy such requirements.

(iii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate thereof. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate thereof may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv)Limits on Transfer of Awards.

(A)Except as provided in paragraph (C) below, each Option and UAR shall be exercisable only by the Participant (or the Participant’s legal representative in the case of the Participant’s Disability or incapacitation) during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B)Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate thereof.

(C)The Committee may provide in an Award Agreement or, in its discretion, that an Award may, on such terms and conditions as the Committee may from time to time establish, be transferred by a Participant without consideration to any “family member” of the Participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act, as applicable, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards. In addition, vested Units may be transferred to the extent permitted by the Partnership Agreement and not otherwise prohibited by the Award Agreement or any other agreement or policy restricting the transfer of such Units.

(v)Term of Awards. Subject to Section 7(a)(iv) above, the term of each Award, if any, shall be for such period as may be determined by the Committee.

(vi)Unit Certificates. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the Company nor the Partnership shall deliver to any Participant certificates evidencing Units issued in connection with any Award and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). All certificates for Units or other securities of the Partnership delivered under the Plan and all Units issued pursuant to book entry procedures pursuant to any Award or the exercise thereof shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and/or other requirements of the SEC, any securities exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates or book entry to make appropriate reference to such restrictions.

(vii)Consideration for Grants. To the extent permitted by applicable law, Awards may be granted for such consideration, including services, as the Committee shall determine.

(viii) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, subject to compliance with Section 409A, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Units pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Units is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Units are listed or traded, and the Units are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. Without limiting the generality of the foregoing, the delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain or deliver Units pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

SECTION 8. Amendment and Termination; Certain Transactions.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange, if any, on which the Units are traded and subject to Section 8(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, at any time, for any reason, or for no reason, without the consent of any partner, Participant, other holder or beneficiary of an Award, or any other Person. The Board shall obtain securityholder approval of any Plan amendment to the extent necessary to comply with applicable law or securities exchange listing standards or rules.

(b) Amendments to Awards. Subject to Section 8(a) above, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award or Award Agreement theretofore granted, provided that no change, other than pursuant to Section 8(c) below, in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

(c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change in Control, any transaction or event described in Section 5(c) above, any change in applicable laws or regulations affecting the Plan or Awards hereunder, or any change in accounting principles affecting the financial statements of the Company or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of an Award, and on such terms and conditions as it deems appropriate, which need not be uniform with respect to all Participants or all Awards, may take any one or more of the following actions:

(i)provide for either (A) the termination of any Award in exchange for a payment in an amount, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights under such Award (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event, the Committee determines in good faith that no amount would have been payable upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(iii)make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, the number and kind of outstanding Awards, the terms and conditions of (including the exercise price), and/or the vesting and performance criteria included in, outstanding Awards;

(iv)provide that such Award shall vest or become exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)provide that the Award cannot be exercised or become payable after such event and shall terminate upon such event.

Notwithstanding the foregoing, (i) with respect to an above event that constitutes an “equity restructuring” that would be subject to a compensation expense pursuant ASC Topic 718, the provisions in Section 5(c) above shall control to the extent they are in conflict with the discretionary provisions of this Section 8, provided, however, that nothing in this Section 8(c) or Section 5(c) above shall be construed as providing any Participant or any beneficiary of an Award any rights with respect to the “time value,” “economic opportunity” or “intrinsic value” of an Award or limiting in any manner the Committee’s actions that may be taken with respect to an Award as set forth in this Section 8 or in Section 5(c) above; and (ii) no action shall be taken under this Section 8 which shall cause an Award to result in taxation under Section 409A, to the extent applicable to such Award.

SECTION 9. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, including the treatment upon termination of Service or pursuant to Section 8(c). The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Company, the Company or any Affiliate thereof is authorized to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award, or from any compensation or other amount owing to a Participant the amount (in cash or Units, including Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of an Award, including its grant, its exercise, the lapse of restrictions thereon, or any payment or transfer thereunder or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be so withheld or surrendered shall be limited to the number of Units which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Partnership or any of their Affiliates, or to continue to serve as a Consultant or a Director, as applicable. Furthermore, the Company, the Partnership and/or an Affiliate thereof may at any time dismiss a Participant from employment or consulting free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other written agreement between any such entity and the Participant.

(d) No Rights as Unitholder. Except as otherwise provided herein, a Participant shall have none of the rights of a unitholder with respect to Units covered by any Award unless and until the Participant becomes the record owner of such Units.

(e) Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall be drafted with the intention to include the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be construed and interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event the Committee determines, at any time, that any Award may be subject to Section 409A, the Committee may adopt such amendments to the Plan and the applicable Award Agreement, adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), and/or take any other actions that the Committee determines are necessary or appropriate to preserve the intended tax treatment of the Award, including without limitation, actions intended to (i) exempt the Award from Section 409A, or (ii) comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Committee, the Partnership, the Company or any of their Affiliates to adopt any such amendment, policy or procedure or take any such other action, nor shall the Committee, the Partnership, the Company or any of their Affiliates have any liability for failing to do so. If any termination of Service constitutes a vesting or payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, such termination of Service must also constitute a “separation from service” within the meaning of Section 409A. Notwithstanding any provision in the Plan to the contrary, the time of payment with respect to any Award that is subject to Section 409A shall not be accelerated, except as permitted under Treasury Regulation Section 1.409A-3(j)(4). Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A as of the date of such Participant’s termination of Service and the Company determines that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A that: (A) are subject to the provisions of Section 409A; (B) are not otherwise exempt under Section 409A; and (C) would otherwise be payable during the first six-month period following such separation from service, shall be paid, without interest, on the first business day following the earlier of: (1) the date that is six months and one day following the date of termination; or (2) the date of the Participant’s death. Each payment or amount due to a Participant under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

(f) Lock-Up Agreement. Each Participant shall agree, if so requested by the Company or the Partnership and any underwriter in connection with any public offering of securities of the Partnership or any Affiliate, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Units held by it for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement or prospectus supplement filed under the Securities Act in connection with such public offering, as such underwriter shall specify reasonably and in good faith. The Company or the Partnership may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.

(g) Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Units are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company or the Partnership, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the Person acquiring such securities shall, if requested by the Company or the Partnership, provide such assurances and representations to the Company or the Partnership as the Company or the Partnership may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such Participant to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s or the Partnership’s obligations with respect to tax equalization for Participants employed outside their home country.

(h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

(i) Severability. If any provision of the Plan or any Award is or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(j) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(k) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Partnership or any of their Affiliates, on the one hand, and a Participant or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Partnership or any participating Affiliate of the Partnership.

(l) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(m) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.

(n) No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or the Partnership provides or has provided any tax advice to any Participant or any other Person or makes or has made any assurance, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant or other Person and assumes no liability with respect to any tax or associated liabilities to which any Participant or other Person may be subject.

(o) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company or the Partnership or any of their Affiliates, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company and the Partnership and their Affiliates reserve the right, without the consent of any Participant, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Plan or any Award Agreement with retroactive effect.

(p) Limitation of Liability. No member of the Board or the Committee or Employee to whom the Board or the Committee has delegated authority in accordance with the provisions of Section 4 of this Plan shall be liable for anything done or omitted to be done by him or her by any member of the Board or the Committee or by any employee in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(q) Facility Payment. Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to manage properly his or her financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner that the Committee may select, and the Partnership, the Company and all of their Affiliates shall be relieved of any further liability for payment of such amounts.

SECTION 10. Term of the Plan.

The Plan shall be effective as of the Effective Date and shall continue until the earliest of (i) the date terminated by the Board, or (ii) the tenth (10th) anniversary of the Effective Date, it being understood that the Plan shall be submitted for approval by a majority of the outstanding Units of the Partnership entitled to vote. The Plan shall be null and void and of no effect if such unitholder approval is not attained within twelve (12) months after the date on which the Plan is adopted by the Board. Upon termination of the Plan, the applicable terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 10, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available at http://www.astproxyportal.com/ast/23805

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20233304000000001000 2	051022

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS,
"FOR" PROPOSALS 2, 3 AND 4 AND FOR EVERY “1 YEAR” ON PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	Lee Jacobe
Jerry L. Peters
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan.	☐	☐	☐

3.	Ratification of Independent Accounting Firm.	☐	☐	☐

4.	Approval of the Advisory Resolution on Executive Compensation.	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3 and 4 and for every 1 YEAR on Proposal 5.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SUMMIT MIDSTREAM PARTNERS, LP

Proxy for Annual Meeting of Limited Partners on May 10, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William J. Mault, James D. Johnston and Matthew B. Sicinski, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the common units representing limited partner interests which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Summit Midstream Partners, LP, to be held May 10, 2022 at 2:00 p.m. Central Time, and at any adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 10, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The Annual Meeting will be held in a virtual-only format this year. To attend the virtual meeting, please visit https://web.lumiagm.com/275506380 (password summit2022) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available at http://www.astproxyportal.com/ast/23805

  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20233304000000001000 2	051022

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS,
"FOR" PROPOSALS 2, 3 AND 4 AND FOR EVERY “1 YEAR” ON PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	Lee Jacobe
Jerry L. Peters
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan.	☐	☐	☐

3.	Ratification of Independent Accounting Firm.	☐	☐	☐

4.	Approval of the Advisory Resolution on Executive Compensation.	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 3 and 4 and for every 1 YEAR on Proposal 5.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.